UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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Trustmark Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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March 30, 2012

Dear Shareholder:

You are cordially invited to attend Trustmark Corporation’s 2012 Annual Meeting of Shareholders. This meeting will be held in the Trustmark Ballroom at the Jackson Convention Complex, located at 105 Pascagoula Street, Jackson, Mississippi, on Tuesday, May 8, 2012, at 9:00 a.m.

At the meeting, shareholders will be asked to elect a board of directors, provide advisory approval of Trustmark’s executive compensation, ratify the selection of KPMG LLP as Trustmark Corporation’s independent auditors for 2012 and transact such other business as may properly come before the meeting. Prior to the meeting, please carefully read the accompanying proxy statement.

Thank you for your support of Trustmark.

Sincerely,

Daniel A. Grafton	Gerard R. Host
Chairman of the Board	President and CEO

Trustmark Corporation

248 East Capitol Street

Jackson, MS 39201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, May 8, 2012, at 9:00 a.m.

LOCATION	Trustmark Ballroom
Jackson Convention Complex
105 Pascagoula Street
Jackson, Mississippi 39201

ITEMS OF BUSINESS	(1) To elect a board of nine directors to hold office for the ensuing year or until their successors are elected and qualified.
(2) To provide advisory approval of Trustmark’s executive compensation.
(3) To ratify the selection of KPMG LLP as Trustmark Corporation’s independent auditors for the fiscal year ending December 31, 2012.
(4) To transact such other business as may properly come before the meeting.

RECORD DATE	Shareholders of record on March 19, 2012, are eligible to vote at the meeting in person or by proxy.

PROXY VOTING/REVOCATION	You are urged to sign and return the enclosed proxy or vote your shares by telephone or Internet promptly, whether or not you plan to attend the meeting. If you do attend the meeting, you may revoke your proxy prior to the voting thereof. You may also revoke your proxy at any time before it is voted by written notice to the
Secretary of Trustmark Corporation, by delivery to the Secretary of a subsequently dated proxy or by submitting a later vote by
telephone or Internet.

T. Harris Collier III
Secretary to the Board

GENERAL INFORMATION

Solicitation by the Board of Directors

This proxy statement is being sent on or about March 30, 2012, in connection with the solicitation by the Board of Directors of Trustmark Corporation (Trustmark) of proxies to be voted at the 2012 Annual Meeting of Shareholders (the Annual Meeting) and at any adjournment or postponement thereof for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders.

Meeting Location, Date and Time

The Annual Meeting will be held in the Trustmark Ballroom at the Jackson Convention Complex, located at 105 Pascagoula Street, Jackson, Mississippi 39201, on Tuesday, May 8, 2012, at 9:00 a.m. To obtain directions to attend the meeting, contact the Secretary at 1-601-208-5088 or toll-free at 1-800-844-2000 (extension 5088).

Shareholders Entitled to Vote

Shareholders of record at the close of business on March 19, 2012, are entitled to notice of and to vote at the meeting in person or by proxy. On the record date, Trustmark had outstanding 65,311,326 shares of common stock.

Required Vote

A majority of the shares outstanding and entitled to vote constitutes a quorum. The nine candidates who receive the highest number of affirmative votes will be elected as directors. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or distribute among any number of nominees. For all other proposals, each share is entitled to one vote on each proposal. Any such proposal, including the advisory vote to approve Trustmark’s executive compensation and ratification of the selection of KPMG LLP (KPMG) as independent auditors, will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal, if a quorum is present. While abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining a quorum, they are not otherwise counted and, therefore, will have no effect on the outcome of the election of directors or any other proposal.

Applicable rules determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a bank, broker or other holder of record which holds shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the beneficial owner. If a proposal is non-routine, the bank, broker or other holder of record generally may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares. The ratification of the selection of KPMG as independent auditors is considered a routine matter, while the election of directors and the advisory vote to approve Trustmark’s executive compensation are considered non-routine matters.

All valid proxies received by Trustmark will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated in an otherwise properly executed proxy, it will be voted FOR the director nominees named in Proposal 1, FOR approval of Trustmark’s executive compensation in Proposal 2, FOR ratification of the selection of KPMG as independent auditors in Proposal 3 and on all other matters in accordance with the recommendations of the Board of Directors of Trustmark.

How to Vote

Shareholders of record can vote in person at the Annual Meeting or by proxy without attending the Annual Meeting.

To vote by proxy, either:

(1)	Complete the enclosed proxy card, sign, date and return it in the enclosed postage-paid envelope,
(2)	Vote by telephone (instructions are on the proxy card), or
(3)	Vote by Internet (instructions are on the proxy card).

If you hold your shares through a bank, broker or other holder of record, your bank, broker or agent will provide materials and instructions for voting your shares. If you hold your shares through a bank, broker or other holder of record, and you plan to vote in person at the meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote in person.

Revocation of Proxies

A shareholder of record may revoke a proxy at any time before it is voted by written notice to the Secretary, by revocation at the meeting, by delivery to the Secretary of a subsequently dated proxy or by submitting a later vote by telephone or Internet (instructions are on the proxy card). In the case of multiple submissions by a shareholder, the proxy with the latest date will be counted.

If you hold your shares through a bank, broker or other holder of record, you should contact your bank, broker or agent to revoke your proxy or change your vote.

Voting on Other Matters

The Board of Directors is not aware of any additional matters to be brought before the meeting. If other matters do come before the meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with the recommendations of the Board of Directors of Trustmark.

Cost of Proxy Solicitation

Solicitation of proxies will be primarily by mail. Associates of Trustmark and its subsidiaries may be used to solicit proxies by means of telephone or personal contact but will not receive any additional compensation for doing so. Banks, brokers, trustees and nominees will be reimbursed for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares. The total cost of the solicitation will be borne by Trustmark.

CORPORATE GOVERNANCE

Trustmark’s governance structure enables the Board of Directors (the Board) to effectively and efficiently address key, specific issues such as business growth, human capital and technology, among others. This is accomplished through five standing Board committees and through the effective utilization of the directors’ combined wisdom and diverse experience and business knowledge.

Provisions of Trustmark’s governance structure include, among other things, a mandatory retirement age of 68, a minimum ownership of Trustmark stock, required notification of changes in professional responsibilities and residence, a directors’ attendance policy, as well as the authority to seek advice or counsel from external advisers on an as-needed basis.

Board Mission

The role of the Board is to foster Trustmark’s long-term success consistent with its fiduciary responsibilities to shareholders. As part of this role, Trustmark’s Board is responsible for:

•	Providing strategic guidance and oversight,
•	Acting as a resource on strategic issues and in matters of planning and policy-making,
•	Ensuring that management’s operations contribute to Trustmark’s financial soundness,
•	Promoting social responsibility and ethical business conduct,
•	Providing insight and guidance on complex business issues and problems in the banking and financial services industries,
•	Ensuring that an effective system is in place to facilitate the selection, succession planning and compensation of the Chief Executive Officer (CEO), and
•	Ensuring Trustmark’s compliance with all relevant legal and regulatory requirements.

The Board has adopted, and annually reviews, formal charters for the Board and its committees to address the governance guidelines and responsibilities of each. Likewise, the Board has adopted codes of conduct for directors, senior financial officers and associates. These materials are available on Trustmark’s website at www.trustmark.com or may be obtained by written request addressed to the Secretary of the Board, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205.

Meetings of the Board of Directors

The Board met five times in 2011. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which the director was a member in 2011.

Director Attendance at the Annual Meeting

Directors are expected to attend the annual meeting of shareholders, and in 2011, all eleven directors were present.

Director Independence

The Board has affirmatively determined that the following directors and director nominees are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the Exchange Act)), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended) and “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules):

Adolphus B. Baker	John M. McCullouch
William C. Deviney, Jr.	Richard H. Puckett
Daniel A. Grafton	R. Michael Summerford
David H. Hoster II	LeRoy G. Walker, Jr.

Fred E. Carl, Jr., who resigned from the Board on January 24, 2011, was also a “non-employee director,” an “outside director” and an “independent director.”

William C. Deviney, Jr. has decided to retire and will not stand for re-election at the Annual Meeting.

Board Leadership

Under Trustmark’s governance guidelines, the Board has the responsibility to determine the most appropriate leadership structure for the company, including whether it is best for the company at a given point in time for the roles of Board Chairman and CEO to be separate or combined.

Pursuant to Trustmark’s CEO succession plan, Gerard R. Host became President and CEO of Trustmark Corporation and Trustmark National Bank (the Bank), effective January 1, 2011, with former CEO, Richard G. Hickson, continuing in the role of Chairman of the Board until May 10, 2011. In connection with Mr. Hickson’s planned retirement from the Board in May 2011, the Board elected independent director Daniel A. Grafton to serve as Chairman of the Board, effective May 10, 2011.

Prior to 2011, Mr. Hickson had served as both CEO and Chairman of the Board since 2002, and from January 1 through May 10, 2011, he served as Chairman of the Board. Pursuant to the governance guidelines contained in Trustmark’s Board Charter, when the CEO also serves as Board Chairman, the independent chairman of the Executive Committee will serve as the Board’s Lead Director with primary responsibility for chairing meetings of the non-management directors. The Lead Director is also responsible for referring to the appropriate Board committee any issue brought to his attention by shareholders, directors or others and for serving as the primary communicator between the directors and the CEO. Daniel A. Grafton has served as the Board’s Lead Director since May 2010. Although a separate Lead Director position is no longer required in connection with Mr. Grafton’s election as an independent Chairman of the Board effective May 10, 2011, Mr. Grafton continues to serve unofficially as the Lead Director as well.

Since Mr. Host assumed the role of CEO, effective January 1, 2011, Trustmark has operated under a board leadership structure with separate roles for Board Chairman and CEO and, since Mr. Grafton’s election effective May 10, 2011, Trustmark has had an independent Board Chairman. While the Board believes that having the CEO or former CEO serve as Board Chairman from 2002 to 2011 was highly effective for Trustmark’s efficient operation and strategic development, the Board believes its current leadership structure is the most efficient and effective leadership structure for Trustmark at this time. The current leadership structure allows the CEO to focus on providing day-to-day leadership and management of the company, while, as an independent Board Chairman, Mr. Grafton, who has a broad business background and has developed extensive managerial and leadership skills through his business career, can provide guidance to the CEO, set the agenda for Board meetings (in consultation with the CEO and other members of the Board), preside over meetings of the Board, continue his role as the primary communicator between the directors and the CEO and perform other administrative functions relating to the Board’s activities. This separation of the roles also fosters greater independence between the Board and management.

The Board believes that maintaining separate Board Chairman and CEO positions will permit Mr. Host to focus on managing Trustmark’s business operations in his role as CEO while Mr. Grafton, as Board Chairman, maintains responsibility for leading the Board in its oversight function and consideration of broader corporate strategy. The Board believes that this leadership structure will provide the appropriate balance between strategic development and independent oversight of management.

Committees of the Board of Directors

There are five standing committees that collectively provide guidance on strategic issues, planning and policymaking: Audit and Finance, Executive, Human Resources, Nominating and Strategic Planning. Currently, the committees are comprised solely of independent directors, with the exception of the Executive and Strategic Planning Committees.

Audit and Finance Committee

Under the terms of its Charter, the Audit and Finance Committee meets at least five times a year and is responsible for, among other things, annual approval of the independent auditors, oversight of audit activities, financial reporting and regulatory compliance thereof, as well as review and approval of Trustmark’s profit plan. The Committee meets with the independent and internal auditors without management present on a regular basis.

The Audit and Finance Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Audit and Finance Committee Charter.

Executive Committee

The Executive Committee acts on behalf of the Board if a matter requires Board action before a meeting of the Board can be held. The Committee is responsible for reviewing the corporate governance structure and annually evaluating each director’s performance against specific performance criteria.

Human Resources Committee

The role of the Human Resources Committee is to ensure that appropriate policies and practices are in place to facilitate the development of management talent, orderly CEO succession planning, corporate social responsibility and the setting of management compensation.

The Human Resources Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Human Resources Committee Charter.

Nominating Committee

The Nominating Committee is charged with the responsibility of seeking, interviewing and recommending to the Board qualified candidates for Board and committee membership.

The Nominating Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Nominating Committee Charter.

Strategic Planning Committee

The Strategic Planning Committee provides guidance to management on the strategic planning process and issues of strategic importance including business growth and expansion, material transactions and technology. The Committee is also responsible for monitoring progress with Trustmark’s long-term strategic and financial objectives.

Board Oversight of Risk Management

Trustmark believes that its leadership structure allows the directors to provide effective oversight of Trustmark’s risk management function. Trustmark’s directors receive and discuss regular reports prepared by Trustmark’s senior management, including the Chief Financial Officer and the Chief Risk Officer, on areas of material risk to the company, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic and reputational risks. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports to enable it to understand the risk identification, risk management and risk mitigation strategies and to ensure that the strategies are implemented appropriately. When a committee receives the report, the chairman of the relevant committee presents a report regarding the risk, including strategies for managing or mitigating the risk, as appropriate, to the full Board at the next Board meeting. In 2010, to further support the risk management function, Trustmark formed an Enterprise Risk Management Committee, comprised solely of independent directors, at the Bank Board level. The Committee is responsible for an integrated effort to identify, assess and manage or mitigate material risks facing the company. The Committee reports to the Bank Board at least quarterly and works closely with senior management to ensure that Trustmark’s Board receives appropriate information about risk identification, risk management and risk mitigation strategies. This reporting structure, which includes information from senior management and the Bank’s Enterprise Risk Management Committee, enables Trustmark’s Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Committee Membership

The following table shows the current membership of each committee and the number of meetings held by each committee during 2011:

Director	Audit and Finance	Executive (1)	Human Resources	Nominating	Strategic Planning (2)

Adolphus B. Baker			X
William C. Deviney, Jr
Daniel A. Grafton		Chairman	X	X	X
Gerard R. Host		X
David H. Hoster II	X	X		X	Chairman
John M. McCullouch		X	Chairman	Chairman	X
Richard H. Puckett	X	X		X	X
R. Michael Summerford	Chairman	X	X	X	X
LeRoy G. Walker, Jr.	X
William G. Yates III					X

2011 Meetings	5	5	7	1	2

(1)	Mr. Richard G. Hickson served on the Executive Committee until his retirement from the Board on May 10, 2011.
(2)	Mr. Fred E. Carl, Jr., served on the Strategic Planning Committee until his resignation effective January 24, 2011.

Director Compensation

Non-employee director compensation is determined by the Board of Directors, based on the recommendation of the Human Resources Committee, which periodically reviews non-employee director compensation to determine if changes are needed. Associates of Trustmark who also serve as directors receive no compensation for Board or committee service.

Since May 2009, non-employee directors receive an annual retainer of $12,000 plus $1,500 for each Board meeting attended. The Chairman of the Human Resources Committee receives an additional annual retainer of $6,000, the Chairman of the Audit and Finance Committee receives an additional annual retainer of $12,000, and the Chairmen of the Nominating and Strategic Planning Committees each receive an additional annual retainer of $2,000. Until May 2011, as noted below, the Chairman of the Executive Committee also received an additional annual retainer of $6,000. All Board committee chairmen and committee members receive $1,000 for each committee meeting attended (including ad hoc committees). In addition, each director who serves as chairman of a committee of the Bank Board receives an annual retainer of $2,000. All Bank Board committee chairmen and committee members receive $750 for each committee meeting attended. For meetings wherein the director attends via teleconference, the director receives one-half of the meeting fee. In addition, directors who serve as advisory directors on Trustmark’s Community Bank Advisory Boards of Directors receive a fee of $250 for each Advisory Board meeting attended. Annual retainer and meeting fees are paid monthly. Directors are also eligible to be reimbursed for expenses incurred in attending Board and committee meetings.

In anticipation of having an independent Chairman of the Board following Mr. Hickson’s retirement from the Board, the Human Resources Committee engaged its compensation consultant to provide an analysis of compensation paid to non-employee Chairmen of the Board. After reviewing this analysis reflecting peer company and broader market data, the Human Resources Committee and the Board’s Ad Hoc Committee (for appointment and compensation of a new Chairman of the Board) recommended and the Board determined that effective May 2011, the independent Chairman of the Board would receive an additional annual retainer of $36,000, but would not receive a separate retainer for service as Chairman of the Executive Committee.

Trustmark maintains a Directors’ Deferred Fee Plan for non-employee directors who became directors prior to 2003, and who elected to participate in the plan. Under the plan, participating directors had to defer $12,000 of fees annually to fund a portion of the cost of their defined retirement benefits and death benefits. The amount of the retirement benefit and death benefit has been determined based upon the participant’s annual contribution amount, the length of Board service and the age of the director at date of entry into the plan. In order to control costs, and based on peer company and broader market data provided by the compensation consultant that comparable organizations were not providing this benefit to directors, the Board amended the plan on April 28, 2009, to cease future benefit accruals under, and contributions by directors to, the plan effective March 1, 2010. The plan requires retirement benefits to commence at a director’s normal retirement date (March 1 following age 65). Thus, should a director continue service beyond normal retirement date, retirement benefits would begin prior to cessation of Board service. Depending on a number of factors, the vested annual benefit at retirement is payable for the longer of life or twenty-five years and, as of December 31, 2011, ranges from $51,000 to $78,000 (taking into account the March 1, 2010 benefit accrual freeze) for current directors who elected to participate in the plan. If a participating director dies prior to retirement, his beneficiary will receive a scheduled death benefit for ten years. Trustmark has purchased life insurance contracts on participating directors to fund the benefits to be paid under this plan.

Non-employee directors are eligible to receive equity compensation awards under the Trustmark Corporation 2005 Stock and Incentive Compensation Plan. Consistent with a May 2009 determination that the annual awards of time-based restricted stock for the non-employee directors should be valued at approximately $18,000, on January 25, 2011, each non-employee director received 714 shares of time-based restricted stock, valued based on a 10-day average closing stock price up to and including the date of the grant. Subject to time-weighted accelerated vesting in the event of a change in control, retirement at or after age 65 with consent of the Human Resources Committee and where cause for termination is not present, disability, death, or termination without cause, the restricted shares vest on January 25, 2014, if the director is still serving at the time. Mr. Carl resigned from the Board on January 24, 2011, and, therefore, did not receive a stock award in 2011.

In mid-2011, based on analysis from the compensation consultant indicating that Trustmark’s 2010 non-employee director compensation was below peer company as well as broader market levels, the Board decided to increase the approximate value of the annual awards of time-based restricted stock for non-employee directors to $35,000 to improve the competitiveness of Board compensation and more closely align director compensation with Trustmark’s shareholders. To begin implementing this change, in July 2011, each non-employee director received an additional mid-year award of 367 shares of time-based restricted stock, valued based on a 10-day average closing stock price up to and including the date of the grant, to bring the total value of the 2011 equity compensation to $26,500. The Board also decided that beginning with those July 2011 awards, the time-based restricted stock should vest in full upon any accelerated vesting event, which for the July 2011 and future awards also include most instances of a director’s cessation of board service other than for cause. Subject to such accelerated vesting, the restricted shares vest on January 25, 2014, if the director is still serving at the time.

In addition to the $1,000 minimum ownership required to become a director (as discussed under Director Qualifications), beginning in May 2009, the Board implemented a director stock ownership requirement that requires all directors to own a minimum of 3,000 shares of Trustmark stock. Directors have up to five years from the date Board service begins to meet the ownership requirement. Until a director has reached the minimum requirement, the director is required to hold 100% of the shares received from any Trustmark stock awards.

Non-employee directors may defer all or a part of their annual retainer and meeting fees pursuant to Trustmark’s NQDC Plan. The compensation deferred is credited to an account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the director. The deferred compensation account will be paid in a lump sum or in annual installments at a designated time upon the occurrence of an unforeseen emergency or upon a director’s retirement or cessation of service on the Board.

Director Compensation for 2011

The following table provides director compensation information for the year ended December 31, 2011:

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation ($)	Total ($)
Adolphus B. Baker	$35,500	$26,566	---	---	$119,884	---	$181,950
Fred E. Carl, Jr. (6)	---	---	---	---	---	---	---
William C. Deviney, Jr.	$27,750	$26,566	---	---	$82,226	---	$136,542
Daniel A. Grafton	$63,500	$26,566	---	---	---	---	$90,066
Richard G. Hickson (7)	$330,767	---	---	---	$569,164	$232,715	$1,132,646
David H. Hoster II	$42,000	$26,566	---	---	---	---	$68,566
John M. McCullouch	$44,500	$26,566	---	---	---	---	$71,066
Richard H. Puckett	$40,500	$26,566	---	---	$184,573	---	$251,639
R. Michael Summerford	$50,000	$26,566	---	---	---	---	$76,566
LeRoy G. Walker, Jr.	$31,500	$26,566	---	---	$160,701	---	$218,767
William G. Yates III	$23,750	$26,566	---	---	---	---	$50,316

(1)	Gerard R. Host, Trustmark’s CEO, is not included in this table as he is an associate of Trustmark and thus received no compensation for his service as a director. The compensation received by Mr. Host as an associate of Trustmark is shown in the Summary Compensation Table on page 30.
(2)	Except for Mr. Hickson as explained in footnote (7) below, the amounts in this column include fees deferred pursuant to the voluntary Trustmark Corporation Non-Qualified Deferred Compensation (NQDC) Plan. Where applicable, also includes fees paid for attendance at Community Bank Advisory Board of Directors meetings and at committee meetings of the Trustmark National Bank Board of Directors (the Bank Board).
(3)	The amounts in this column reflect the aggregate grant date fair value of time-based restricted stock awards granted to the directors on January 25, 2011, which had a grant date fair value of $18,136, and July 26, 2011, which had a grant date fair value of $8,430, (computed in accordance with ASC Topic 718 excluding the impact of estimated forfeitures). Assumptions used in the calculation of these amounts are included in Note 15 to Trustmark’s audited financial statements for the year ended December 31, 2011, in Trustmark’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 27, 2012. At December 31, 2011, each non-employee director held 2,713 shares of unvested time-based restricted stock, with the exception of Mr. Yates, who held 2,463 shares of unvested time-based restricted stock.
(4)	No stock option awards were made during 2011. At December 31, 2011, non-employee directors had the following options outstanding from grants under Trustmark’s stock and incentive compensation plans: McCullouch, Summerford – 6,000 each, Grafton – 2,000, all other non-employee directors – 10,000 each, with the exception of Messrs. Hoster and Yates, who had no options outstanding.
(5)	Except for Mr. Hickson as explained in footnote (7) below, the amounts in this column reflect the increase in actuarial present value of the director’s accumulated benefits under Trustmark’s Directors’ Deferred Fee Plan, determined using interest rate and mortality rate assumptions included in Note 14 to Trustmark’s audited financial statements for the year ended December 31, 2011, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 27, 2012.
(6)	Mr. Carl resigned from the Board on January 24, 2011.
(7)	Mr. Hickson served as Chairman of the Board until his retirement on May 10, 2011. He also served as an associate of Trustmark until his retirement and thus received no compensation for his service as a director. The compensation reported here for Mr. Hickson reflects his compensation for service as an associate during 2011, in accordance with the terms of his employment agreement, as amended and restated in November 2008. The agreement, which expired on May 10, 2011, provided that, following his retirement as President and CEO of Trustmark and of the Bank on December 31, 2010, Mr. Hickson would continue to be employed until May 10, 2011 and would receive a base salary not less than the prorated portion of his base salary as was in effect for 2010 (which, for 2010, was an annual salary of $750,000). The agreement also provided that Mr. Hickson would not participate in Trustmark’s annual management incentive plan for 2011, but could be awarded a bonus for the portion of 2011 that he was employed, at the discretion of the Human Resources Committee. Under the agreement, following his retirement in May 2011, Mr. Hickson is being provided with office space and secretarial support until he reaches age 68 in 2012. The amount reported as “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” reflects the increase in actuarial present value of Mr. Hickson’s accumulated benefits under the Trustmark Capital Accumulation Plan and Executive Deferral Plan, determined using interest rate and mortality rate assumptions included in Note 14 to Trustmark’s audited financial statements for the year ended December 31, 2011, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 27, 2012. Mr. Hickson received a distribution of his entire balance in the Capital Accumulation Plan on June 1, 2011; therefore, the amount reported related to this plan ($70,497) reflects the increase in the actuarial present value until the date of the distribution. Mr. Hickson began receiving payments under the Executive Deferral Plan in 2011; therefore, the amount reported related to this plan ($498,667) reflects the payments he received totaling $765,069 and a decrease of $266,402 in actuarial present value. The amount reported as “All Other Compensation” reflects a 401(k) match of $14,700, a discretionary bonus of $200,000, club dues of $2,385 and an estimated $15,630 cost for office space and secretarial support provided to Mr. Hickson after his retirement in May 2011.

Communications with Directors

Shareholders desiring to contact Trustmark’s Board may do so by sending written correspondence to Board of Directors, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205 or by email to boardofdirectors@trustmark.com.

Communications will be referred to the Executive Committee Chairman, who will determine the appropriate committee to receive the communication and take any action deemed necessary by that committee.

Pursuant to Trustmark’s Whistleblower Policy, complaints relating to Trustmark’s accounting, internal accounting controls or auditing matters should be directed to the Trustmark Hotline at 1-866-979-3769. Complaints will be investigated by Trustmark’s General Counsel and reported to the Audit and Finance Committee.

Nomination of Directors

Nominations for election to the Board may be made by the Board or by any shareholder of any outstanding class of capital stock of Trustmark entitled to vote for the election of directors. Nominations other than those made by or on behalf of the existing management of Trustmark shall be made in writing and shall be delivered or mailed to Trustmark’s Chairman of the Board not less than fourteen days nor more than fifty days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the Chairman of the Board no later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of Trustmark that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of Trustmark owned by the notifying shareholder.

Nominations not made in accordance with the above procedure may be disregarded by the Chairman of the meeting at his discretion, and upon his instruction, all votes cast for each such nominee may be disregarded.

Trustmark’s bylaws permit direct nominations by shareholders. Therefore, the Nominating Committee does not have a policy for considering nominations by shareholders through the process outlined above. However, if a shareholder wishes to recommend an individual for Board service, rather than directly nominate the individual as set forth above, the shareholder may submit the individual’s name to the Nominating Committee in writing addressed to Trustmark Corporation Nominating Committee, Post Office Box 291, Jackson, MS 39205 or by email to boardofdirectors@trustmark.com. In order to give the Nominating Committee adequate time to consider any such individual for nomination as a director at the 2013 Annual Meeting of Shareholders, such recommendations should be delivered no later than October 1, 2012. In considering an individual recommended by a shareholder but not directly nominated, the Nominating Committee will use the same guidelines as set forth in the Director Qualifications section below.

When identifying potential candidates for director nominees, the Nominating Committee may solicit suggestions from incumbent directors, management or others. With regard to the proposed nominees for 2012, all nominees are current Board members.

Director Qualifications

The Board believes that in order to appropriately carry out its roles, directors must demonstrate a variety of personal traits, leadership qualities and individual competencies. In considering nominees submitted by the Board or management and any recommendations submitted by shareholders, the Nominating Committee will use these personal traits, leadership qualities and individual competencies to assess future director nominees’ suitability for Board service. The Nominating Committee also evaluates each director nominee’s qualities in the context of how that nominee would relate to the Board as a whole, in light of the Board’s current composition and Trustmark’s evolving needs. Although Trustmark has no formal policy regarding diversity, the Nominating Committee believes that the Board should include directors with diverse skills, experience, and business knowledge, and whose backgrounds, ages, geographical representation and community involvement contribute to an overall diversity of perspective that enhances the quality of the Board’s deliberations and decisions. The Nominating Committee may consider these factors as it deems appropriate in connection with the general qualifications of each director nominee. Each director is required to own in his or her own right common or preferred stock of Trustmark having an aggregate par, fair market or equity value of not less than $1,000 as of the most recent of (i) the date of purchase, (ii) the date the person became a director or (iii) the date of the director’s most recent election to the Board. Upon attaining the age of 68, a director is required to retire from the Board effective upon completion of his or her then current term of office.

Personal Traits

Board service is an extremely important, high profile role and carries with it significant responsibility. For that reason, it is important that all directors possess a certain set of personal traits, including:

• Personal and Professional Integrity	• High Performance Standards
• Accountability	• Initiative and Responsiveness
• Informed Business Judgment	• Business Credibility
• Mature Confidence

Leadership Qualities

For individuals considered for Board leadership roles, the following skill sets are required:

• Communication Skills	• Facilitation Skills
• Crisis Management Skills	• Relationship Building/Networking Skills

Individual Competencies

There are certain competencies that must be represented collectively by the directors on each Board committee, but each individual director need not necessarily possess all of them. The specific competencies vary by committee, as illustrated in the chart below:

Individual Director Competencies	Board Committees
	Audit and Finance	Executive	Human Resources	Nominating	Strategic Planning
1. Financial Acumen
Accounting & finance knowledge	✓	✓		✓	✓
Financial statement analysis	✓
Knowledge of capital markets	✓				✓
Financial planning	✓
Ability to communicate financial concepts in lay terms	✓				✓
2. Organizational Effectiveness
Talent management			✓
Understanding of compensation issues			✓
Ability to discern candidate qualifications			✓	✓
3. Strategic Direction
Vision		✓		✓	✓
Strategic perspective		✓		✓	✓
Technology knowledge	✓				✓
Industry knowledge	✓	✓		✓	✓

Specific Director Experience, Qualifications, Attributes and Skills

The Nominating Committee assists the Board by identifying individuals qualified to serve as Board members and by recommending to the Board the director nominees for election at the next annual meeting of shareholders. The Board believes that each director nominee possesses the personal traits described above and that each director nominee for a position of Board leadership also demonstrates the additional leadership qualities described above. In considering the director nominees’ individual competencies, the Board believes that the appropriate competencies are represented for the Board as a whole and for each of the Board’s committees. In addition, each nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each nominee possesses are discussed under Proposal 1 in the table entitled “The Nominees,” beginning on page 10.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has fixed the number of directors for the coming year at nine. The nominees listed herein have been proposed by the Board for election at the meeting.

Shares represented by the proxies will, unless authority to vote is withheld, be voted in favor of the proposed slate of ten nominees. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or distribute among any number of nominees. The proxies reserve the right, in their discretion, to vote cumulatively. If a shareholder withholds authority for one or more nominees and does not direct otherwise, the total number of votes the shareholder is entitled to cast will be distributed among the remaining nominees.

Should any of these nominees be unable to accept the nomination, the votes which otherwise would have been cast for the nominee(s) will be voted for such other person(s) as the Board shall nominate. Each director is elected to hold office until the next annual meeting of shareholders or until a successor is elected and qualified. The persons who will be elected to the Board will be the nine nominees receiving the highest number of votes.

The Board recommends that shareholders vote “for” the proposed nominees.

THE NOMINEES

Name and Age at Record Date	Position, Principal Occupation and Directorships During Past 5 Years
Adolphus B. Baker 55

•      President and CEO, Cal-Maine Foods, Inc.

(Producer and Distributor of Shell Eggs)

•      Director of Trustmark since 2007

•      Trustmark Corporation Committees:

Human Resources

•      Other Directorships: Trustmark National Bank, Cal-Maine Foods, Inc.

Mr. Baker’s position as president and chief operating officer and director of another publicly-traded company has provided him with significant business leadership skills and experience in evaluating strategic alternatives that focus on maximizing shareholder value. Mr. Baker’s years of service as a director for Trustmark National Bank, and particularly as the Bank Board’s Asset Liability Committee Chairman, provides him with an intrinsic understanding of Trustmark’s strategy for managing liquidity, which is a skill essential to the Board’s risk oversight function.

Daniel A. Grafton 65

•      Retired President, L-3 Communications Vertex Aerospace

(Provider of Aviation and Aerospace services)

•      Chairman, Trustmark Corporation;

   Chairman, Trustmark National Bank

•      Director of Trustmark since 2007

•      Trustmark Corporation Committees:

Executive (Chairman)

Human Resources

Nominating

Strategic Planning

•      Other Directorships: Trustmark National Bank

Prior to his retirement, Mr. Grafton served as president of a leading aviation and aerospace services provider. During his career, Mr. Grafton also served as president and chief executive officer as well as chief operating officer for Raytheon Aerospace, a division of Raytheon Company, a publicly-traded company. His extensive business background, together with his experience on numerous boards and committees, has equipped him with the leadership and consensus-building skills necessary to serve as the Chairman of the Board and Executive Committee Chairman.

Gerard R. Host 57

•      President and CEO, Trustmark Corporation;

  President and CEO, Trustmark National Bank

•      Director of Trustmark since 2010

•      Trustmark Corporation Committees:

Executive

•      Other Directorships: Trustmark National Bank

Mr. Host became president and chief executive officer of Trustmark Corporation and Trustmark National Bank, effective January 1, 2011, having served as president and chief operating officer of Trustmark National Bank prior to that time. He also currently serves as a director of the Federal Reserve Bank of Atlanta, New Orleans Branch. Throughout his tenure with Trustmark, Mr. Host has served in a variety of executive management capacities, including chief financial officer, chief investment officer and president of various division. Mr. Host’s in-depth knowledge of Trustmark’s operations and of the financial services industry enables him to provide both historical and strategic perspectives in Board discussions regarding corporate strategy and governance matters.

Name and Age at Record Date	Position, Principal Occupation and Directorships During Past 5 Years
David H. Hoster II 66

•      President and CEO, EastGroup Properties, Inc.

(Real Estate Investment Trust)

•      Director of Trustmark since 2008

•      Trustmark Corporation Committees:

Audit and Finance

Executive

Nominating

Strategic Planning (Chairman)

•      Other Directorships: Trustmark National Bank,

  EastGroup Properties, Inc.

Mr. Hoster serves as the president and chief executive officer and a director of a publicly-traded real estate investment trust. In these capacities, Mr. Hoster has developed an extensive understanding of commercial real estate and related investment and financing activities, which enables him to contribute invaluable insight and guidance on corporate strategy and risk management to Board discussions, which is essential to his service as the Strategic Planning Committee Chairman.

John M. McCullouch 64

•      Retired President, AT&T Mississippi

•      Director of Trustmark since 2005

•      Trustmark Corporation Committees:

Executive

Human Resources (Chairman)

Nominating (Chairman)

Strategic Planning

•      Other Directorships: Trustmark National Bank

Mr. McCullouch was the president of the Mississippi division of a major telecom- munications company. Mr. McCullouch’s legal background and business acumen provide him with the necessary skills to assess corporate governance matters and formulate strategy relative to Board planning and oversight. In addition, through his broad and extensive service on other non-public boards, Mr. McCullouch is attuned to the necessity of diversity from various perspectives, which is essential to his service as the Nominating Committee Chairman and as Human Resources Committee Chairman.

Richard H. Puckett 57

•      Chairman and CEO, Puckett Machinery Company

(Distributor of Heavy Earth Moving Equipment).

•      Director of Trustmark since 1995

•      Trustmark Corporation Committees:

Audit and Finance

Executive

Nominating

Strategic Planning

•      Other Directorships: Trustmark National Bank

Mr. Puckett is the chairman and chief executive officer of a company that serves southern Mississippi, including Jackson, Mississippi, where Trustmark maintains its administrative headquarters. Mr. Puckett brings marketing and business leadership skills, as well as an in-depth understanding of the business climate and customer base in Trustmark’s major legacy markets.

Name and Age at Record Date	Position, Principal Occupation and Directorships During Past 5 Years
R. Michael Summerford 63

•       Former President and COO, ChemFirst, Inc.

     (Manufacturer of Electronic and Specialty Chemicals)

•       Director of Trustmark since 2005

•       Trustmark Corporation Committees:

Audit and Finance (Chairman)

Executive

Human Resources

Nominating

Strategic Planning

•       Other Directorships: Trustmark National Bank

Mr. Summerford has served as the president and chief operating officer and chief financial officer of another publicly-traded company. He was also a certified public accountant. His career experience has resulted in Mr. Summerford’s expertise in understanding financial statements, accounting methodologies and compensation practices, which is essential to his service as the Audit and Finance Committee Chairman, as the audit committee financial expert and as a member of the Human Resources Committee.

LeRoy G. Walker, Jr. 62

•       President, LTM Enterprises, Inc.

     (McDonald’s Franchisee)

•       Director of Trustmark since 2009

•       Trustmark Corporation Committees:

Audit and Finance

•       Other Directorships: Trustmark National Bank

Mr. Walker is the owner/operator of a franchise of a major national restaurant chain. Mr. Walker’s experience in this regard has provided him with a unique and broad perspective of marketing and customer needs. His business skills and experiences on numerous non-public and civic boards demonstrate his ability to work successfully as part of a team and enable him to contribute diverse perspectives to Board discussions.

William G. Yates III 39

•       President and CEO, W.G. Yates & Sons Construction Company

     (Construction)

•       Director of Trustmark since 2009

•       Trustmark Corporation Committees:

Strategic Planning

•       Other Directorships: Trustmark National Bank

Mr. Yates is the president and chief executive officer of a commercial construction company with operating divisions located throughout the Southeast, many of which are within markets served by Trustmark. Mr. Yates’ knowledge of these markets, as well as his leadership experience in the various aspects of the construction industry, including employee relations matters, contract negotiations and risk management, provide the Board with an important resource for assessing and managing risks and planning for corporate strategy.

STOCK

Securities Ownership by Certain Beneficial Owners and Management

The following table reflects the number of Trustmark shares beneficially owned by (a) persons known by Trustmark to be the beneficial owners of more than 5% of its outstanding shares, (b) directors and nominees, (c) each of the named executive officers (NEOs) within the Executive Compensation section and (d) directors and executive officers of Trustmark as a group. The persons listed below have sole voting and investment authority for all shares except as indicated. The percentage of outstanding shares of common stock owned is not shown where less than 1%. All percentage computations are based on 64,249,495 shares of Trustmark common stock outstanding as of March 1, 2012.

Name	Shares Beneficially Owned as of 03/01/12 (1)		Percent of Outstanding Shares
Allianz Global Investors Capital LLC Allianz Global Investors Capital LLC 600 West Broadway, Suite 2900 San Diego, California 92101	3,563,341	(2)	5.55%
BlackRock, Inc. BlackRock, Inc. 40 East 52nd Street New York, New York 10022	7,274,285	(3)	11.32%
Capital World Investors Capital World Investors 333 South Hope Street Los Angeles, California 90071	3,257,000	(4)	5.07%
EARNEST Partners, LLC EARNEST Partners, LLC 1180 Peachtree Street, NE, Suite 2300 Atlanta, Georgia 30309	3,257,329	(5)	5.07%
Robert M. Hearin Foundation Robert M. Hearin Support Foundation Post Office Box 16505 Jackson, Mississippi 39236	5,565,374	(6)	8.66%
Adolphus B. Baker William C. Deviney, Jr. Duane A. Dewey Daniel A. Grafton	21,759 40,325 73,737 33,659	(7)(8) (7)(8) (9) (8)(10)
Louis E. Greer Gerard R. Host David H. Hoster II John M. McCullouch	58,745 237,319 6,659 12,874	(11) (12) (8) (8)(13)
Richard H. Puckett Wayne A. Stevens R. Michael Summerford Breck W. Tyler	98,145 39,851 13,659 59,410	(7)(8)(14) (15) (8)(13) (16)
LeRoy G. Walker, Jr. William G. Yates III Directors and executive officers of Trustmark as a group	16,650 6,225 1,286,813	(7)(8) (17) (18)	1.99%

(1)	Includes options exercisable within 60 days of March 1, 2012.
(2)	According to Schedule 13G filed with the SEC on February 13, 2012 by Allianz Global Investors Capital LLC and NFJ Investment Group LLC, a wholly owned subsidiary of Allianz Global Investors Capital LLC, as of December 31, 2011, Allianz Global Investors Capital LLC and NFJ Investment Group LLC are the beneficial owners of 3,563,341 shares of Trustmark common stock in their capacities as investment advisor to various investment advisory clients or discretionary accounts, with NFJ Investment Group LLC having sole voting power with respect to 3,532,841 shares of Trustmark common stock and sole investment power with respect to all 3,563,341 shares. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced Schedule 13G.
(3)	According to Amendment No. 3 to Schedule 13G filed with the SEC on January 10, 2012 by BlackRock, Inc., as of December 30, 2011, BlackRock, Inc. is the beneficial owner of 7,274,285 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.
(4)

According to Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2012 by Capital World Investors, as of December 30, 2011, Capital World Investors is the beneficial owner of 3,257,000 shares of Trustmark common stock. Capital World Investors is deemed to be the beneficial owner of 3,257,000 shares as a result of Capital Research and Management Company, of which Capital World Investors is a division, serving as an investment advisor to various investment companies registered under the Investment Company Act of 1940. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.

(5)	According to Schedule 13G filed with the SEC on February 13, 2012 by EARNEST Partners, LLC, as of December 31, 2011, EARNEST Partners, LLC is the beneficial owner of 3,257,329 shares of Trustmark common stock, with EARNEST Partners, LLC having sole voting power with respect to 1,381,316 shares of Trustmark common stock, shared voting power with respect to 524,177 shares and sole investment power with respect to all 3,257,329 shares. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced Schedule 13G.
(6)	Based solely on information provided to Trustmark by The Robert M. Hearin Foundation on behalf of The Robert M. Hearin Foundation, the Robert M. Hearin Support Foundation, Capitol Street Corporation and Galaxie Corporation (collectively, “Hearin Foundation”), as of January 9, 2012, the Hearin Foundation beneficially owns 5,565,374 shares of Trustmark common stock, including 383,928 shares owned by The Robert M. Hearin Foundation, 3,519,482 shares owned by the Robert M. Hearin Support Foundation, 1,388,964 shares owned by Capitol Street Corporation and 273,000 shares owned by Bay Street Corporation. Capitol Street Corporation is a 100% owned subsidiary of Galaxie Corporation, which may be deemed to be controlled by the Robert M. Hearin Support Foundation. Voting and investment decisions concerning shares beneficially owned by The Robert M. Hearin Foundation and the Robert M. Hearin Support Foundation are made by the Foundations’ trustees: Robert M. Hearin, Jr., Matthew L. Holleman, III, Daisy S. Blackwell, E. E. Laird, Jr., Laurie H. McRee and Alan W. Perry.
(7)	Includes 10,000 shares that Messrs. Baker, Deviney, Puckett and Walker each have the right to acquire through the exercise of options.
(8)	Includes 3,688 shares of restricted stock with respect to which Messrs. Baker, Deviney, Grafton, Hoster, McCullouch, Puckett, Summerford and Walker each have sole voting power but which cannot be transferred prior to vesting.
(9)	Includes 40,000 shares that Mr. Dewey has the right to acquire through the exercise of options and 20,750 shares of restricted stock with respect to which Mr. Dewey has sole voting power but which cannot be transferred prior to vesting.
(10)	Includes 27,971 shares as to which Mr. Grafton shares voting and investment power with his spouse and 2,000 shares Mr. Grafton has the right to acquire through the exercise of options.
(11)	Includes 15,000 shares that Mr. Greer has the right to acquire through the exercise of options and 20,750 shares of restricted stock with respect to which Mr. Greer has sole voting power but which cannot be transferred prior to vesting.
(12)	Includes 21,469 shares owned by spouse and children as to which Mr. Host has no voting or investment control, 67,000 shares that Mr. Host has the right to acquire through the exercise of options and 74,107 shares of restricted stock with respect to which Mr. Host has sole voting power but which cannot be transferred prior to vesting.
(13)	Includes 6,000 shares that Messrs. McCullouch and Summerford each have the right to acquire through the exercise of options.
(14)	Includes 77,164 shares owned by spouse and children as to which Mr. Puckett has no voting or investment control.
(15)	Includes 14,500 shares that Mr. Stevens has the right to acquire through the exercise of options and 17,247 shares of restricted stock with respect to which Mr. Stevens has sole voting power but which cannot be transferred prior to vesting.
(16)	Includes 13,756 shares as to which Mr. Tyler shares voting and investment power with his spouse, 18,000 shares that Mr. Tyler has the right to acquire through the exercise of options and 20,750 shares of restricted stock with respect to which Mr. Tyler has sole voting power but which cannot be transferred prior to vesting.
(17)	Includes 3,438 shares of restricted stock with respect to which Mr. Yates has sole voting power but which cannot be transferred prior to vesting.
(18)	Includes shares held directly or indirectly by 25 individuals: the currently-serving directors and NEOs listed herein, as well as Trustmark’s other remaining executive officers and the General Counsel/Secretary. Of these, a total of 371,425 are shares the individuals have the right to acquire through the exercise of options, a total of 362,890 are shares of restricted stock with respect to which the individuals have sole voting power but which cannot be transferred prior to vesting and a total of 12,187 are shares pledged as security.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Trustmark’s directors, executive officers and persons who own more than 10% of Trustmark’s common stock to file reports of their ownership and changes in ownership of Trustmark’s common stock. Trustmark prepares these reports for the directors and executive officers who request it on the basis of information obtained from them and Trustmark’s records. Based on the information available to Trustmark, Trustmark believes that its directors and executive officers complied with all reporting requirements under Section 16(a) for 2011, with the exceptions that Mr. Grafton was late filing a Form 4 for one transaction during 2011, Mr. Hickson was late filing a Form 4 in connection with the vesting of a restricted stock award and related issuance of excess shares during 2011 and Mr. Puckett was late filing a Form 4 for two transactions during 2011 relating to automatic monthly purchases of Trustmark common stock.

EXECUTIVE COMPENSATION

Human Resources Committee

The Human Resources Committee of the Board (the Committee) is responsible for designing a program to compensate Trustmark’s management in accordance with Trustmark’s compensation philosophy and objectives. The Committee is currently comprised of Messrs. McCullouch (Chairman), Baker, Grafton, and Summerford, all of whom are “non-employee directors” (within the meaning of Rule16b-3 of the Exchange Act), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code) and “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules). In addition, no Committee member is a current or former associate of Trustmark or any of its subsidiaries.

Compensation Discussion and Analysis

The following discussion addresses the compensation determinations relating to Trustmark’s NEOs and the rationale for those determinations and should be read in conjunction with the compensation tables for the NEOs beginning on page 30. Although considered “officers” of Trustmark Corporation under the Exchange Act, the NEOs’ compensation is paid by the Bank, except for equity awards under Trustmark’s stock and incentive compensation plans.

CEO Succession. Pursuant to Trustmark’s plan for an orderly executive management transition in connection with the planned retirement of President and CEO, Richard G. Hickson, Mr. Host became President and CEO of Trustmark Corporation and the Bank, effective January 1, 2011. All references to the CEO below are to Mr. Host.

Executive Summary. The Committee believes that executive compensation should be linked with Trustmark’s performance and significantly aligned with the interests of Trustmark’s shareholders in both the long term and the short term. In addition, Trustmark’s executive compensation is designed to allow Trustmark to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.

The Committee believes its executive compensation decisions fully support its philosophy of aligning pay with performance. Despite a challenging economic environment, the strengths of Trustmark’s diverse banking and financial services franchise were reflected in its strong financial performance in 2011. Results for the year include:

•	net income available to common shareholders (NI) of $106.8 million,
•	earnings per share of $1.66, which is an increase of 5.7% compared to 2010,
•	return on average tangible common equity (ROATE) of 12.25%,
•	a 17.5% reduction in nonperforming assets, and
•	a 43.6% reduction in net charge-offs, and
•	total shareholder return that outperformed market indices, including the NASDAQ Bank Index, in the one-, three-, and five-year periods ended December 31, 2011.

In addition, for the three-year period ended December 31, 2011, Trustmark was in the 69th percentile of peer companies from its 2009 performance-based restricted stock awards for ROATE and in the 96th percentile of the same peer companies for total shareholder return.

Further, Trustmark’s total executive compensation (base salary, annual incentive and equity-based awards) over the past three years has generally been at or just below the market median, while Trustmark’s business performance over the past three years has been above the peer group median. These findings generally support the conclusion that Trustmark’s executive compensation has been aligned with the level of corporate performance.

The most significant decisions made by the Committee with respect to executive compensation for 2011 and thus far in 2012 were the following:

•	deferred any merit increase in base salary for Mr. Host until March 2012, in light of the salary increase he received in connection with his promotion to President and CEO, effective January 1, 2011,
•	made additional merit increases in base salary to Messrs. Dewey and Stevens, effective October 1, 2011, in connection with their increased responsibilities,
•	increased the annual cash bonus payout opportunity for Messrs. Greer and Stevens,
•	granted equity awards of the same value as in 2010,

•	approved an annual Say on Pay vote based on shareholder preference,
•	maintained Trustmark’s Luxury Expenditures Policy as good corporate practice even though no longer required by TARP (as defined below), and
•	included a clawback provision to the performance-based restricted stock awards granted in January 2011 and to the annual cash bonuses earned under the management incentive plan for 2011.

2011 Say on Pay Vote. The Committee considered the results of the advisory vote on Trustmark’s executive compensation by Trustmark’s shareholders at the 2011 Annual Meeting of Shareholders. Because a substantial majority of votes cast (over 97%) approved the executive compensation program described in Trustmark’s proxy statement for the 2011 Annual Meeting of Shareholders, during the remainder of 2011 and in 2012, the Committee has continued to apply the same compensation philosophy and practices that were described in the 2011 proxy statement in determining amounts and types of executive compensation. The Committee believes that the strong shareholder support for approval of the executive compensation disclosures in the 2011 proxy statement is evidence that Trustmark’s executive compensation program is appropriately tailored to Trustmark’s business strategies, appropriately aligns pay with performance and reflects industry best practices regarding executive compensation.

Board and Committee Process. The Committee reviews and recommends to the Board compensation levels for the CEO and reviews and recommends to the Bank Board compensation levels for the Bank’s executive management, based on Trustmark’s performance, individual performance and experience, as well as peer and broader financial services industry comparisons (referred to as market data) and company affordability analysis. The Committee initiates, develops and recommends for approval by the Board the cash and equity compensation of the CEO, based on the Committee’s evaluation of the CEO’s performance relative to annual corporate goals and objectives and in conjunction with comparative market data provided by the Committee’s compensation consultant and internal data provided by human resources personnel. For cash compensation of the other NEOs, the CEO and Director of Human Resources make recommendations to the Committee, which are considered for approval by the Committee and then recommended to the Bank Board for its review and approval. With respect to equity compensation awarded to other NEOs and associates, the Committee reviews and recommends stock-based awards for approval by the Board. The Committee has delegated authority to the CEO to grant limited equity awards, which are reviewed by the Committee. The Committee also administers Trustmark’s equity-based compensation plans, deferred compensation plans and other benefit plans.

The CEO and the Director of Human Resources establish the agenda for Committee meetings and interface with the Committee in connection with the Committee’s executive compensation decision-making, providing comparative market data as well as making recommendations. The Committee periodically meets with the CEO and the Director of Human Resources to assess progress toward meeting objectives set by the Board for both annual and long-term compensation. The Committee also meets in executive session without management present when appropriate.

The Committee believes that the total compensation opportunity available to members of management should consist of base salary, annual cash bonuses, equity-based compensation, retirement benefits and perquisites, each of which is a standard compensation component for NEOs at Trustmark’s peer companies. The Committee reviews all of these components in making determinations on the mix and amount of executive compensation. In making compensation decisions, the Committee seeks to promote teamwork among, and high morale within, our senior management team, including the NEOs. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation for the senior management team, it is mindful of internal pay equity considerations, and assesses the relationship of the compensation of each executive to other members of the senior management team.

Guiding Philosophy. The Committee’s guiding philosophy is to attract and retain highly qualified executives and to motivate them to maximize shareholder value while limiting risk appropriately and maintaining the safety and soundness of the organization. The following objectives serve as guiding principles for all compensation decisions:

•	rewarding performance,
•	providing competitive total compensation that will enable Trustmark to attract, retain and motivate highly qualified executives,
•	promoting teamwork among, and high morale within, the senior management team, including the NEOs,
•

aligning compensation opportunities with shareholder interests by making a portion of each NEO’s compensation dependent on Trustmark’s performance, while limiting risk appropriately and maintaining the safety and soundness of the organization,

•	using base salary to reward higher levels of experience and performance that contribute to the achievement of planned financial objectives,
•	providing a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests,
•	ensuring that incentive compensation paid to NEOs will generally be deductible for federal income tax purposes, and
•	ensuring that policies and practices are in place to develop management talent, establish effective corporate governance and set management compensation at competitive levels.

Consistent with its overall compensation philosophy, the Committee believes total compensation for Trustmark’s NEOs for 2011 was generally in the median range of compensation levels for management of similar-sized financial institutions with Trustmark’s level of corporate performance. The individual components of such compensation, however, may be higher or lower in some cases.

Compensation Consultant. The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties. In accordance with the Committee’s charter, the hiring of such advisors is at the Committee’s discretion, except that the Committee Chairman must obtain approval of the Board for the engagement of an executive compensation consultant that exceeds $100,000 annually and for other engagements that exceed $10,000 annually. In July 2010, the Committee retained Pearl Meyer & Partners (PM&P) to provide information, analyses and advice to aid in the determination of competitive executive pay. In 2011, the Committee also retained PM&P to provide information, analyses and advice to aid in the determination of non-employee director compensation. PM&P does not provide services to Trustmark other than executive and non-employee director compensation consulting services and is considered an independent compensation consultant under current SEC rules. At the Committee’s direction, PM&P’s services for the Committee during 2010 and a portion of 2011 for compensation to be paid in 2011 included:

•	providing recommendations regarding the employment agreement and initial compensation package for Mr. Host as CEO,
•

evaluating the competitive positioning of the base salaries, annual incentive and long-term incentive compensation for fourteen Trustmark executives relative to Trustmark’s peer group and the broader financial services industry and providing advice regarding emerging best practices in executive compensation,

•	assessing the alignment of Trustmark compensation levels relative to Trustmark’s performance against its peer group,
•

providing recommendations regarding executive compensation in 2011, including consideration of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and related pending rulemaking and requirements of the joint final guidance regarding incentive compensation arrangements issued by federal banking regulators,

•	analyzing levels of pay for independent Chairmen of the Board and providing compensation recommendations in connection with the May 2011 transition to an independent Chairman of the Board,
•	analyzing and providing recommendations regarding non-employee director compensation in general,
•	providing recommendations for Trustmark’s peer group for 2011, and
•	reviewing drafts of this Compensation Discussion and Analysis.

PM&P made a comprehensive executive compensation presentation at the December 2010 Committee meeting to plan for executive compensation to be paid in 2011 and participated either in person or by phone at the request of the Committee in several Committee meetings during 2011.

All determinations regarding the amount or form of executive compensation under Trustmark’s executive compensation program are made by the Committee, approved by the Board as appropriate, and reflect factors and considerations in addition to the information and advice provided by consultants. The Committee does not delegate its authority to compensation consultants or to other parties, other than to the CEO, who may grant a limited number of equity awards to non-executive officers, as needed for retention or hiring purposes.

Benchmarking. Among several factors considered in determining the elements and amounts of total compensation, the Committee considers executive compensation information provided by the compensation consultant that is derived from two primary data sources: peer group data and market data from the banking and financial services industry.

PM&P provided information to the Committee from proxy statements of peer financial institutions in the United States. The peer group used by the Committee for executive compensation determinations consists of a minimum of 15 financial institutions and is updated annually by the Committee, based on a process that includes recommendations from internal sources, including the Director of Human Resources, and external sources such as the compensation consultant, to reflect the companies against which Trustmark competes for executive talent or for shareholder investment. The specific characteristics of the financial institutions comprising the peer group vary from year to year, but the companies are chosen based on having similar asset size to Trustmark, offering similar banking functions and having similar organizational structure. The companies comprising the peer group for the Committee’s 2011 executive compensation determinations were the same as used by the Committee for its 2010 determinations. The 23 peer companies all had assets within approximately one-half to two times the size of Trustmark, which is considered an appropriate range for comparison purposes. The specific asset sizes for the peer companies listed in the PM&P report presented to the Committee in December 2010 ranged from approximately $5.0 billion to $18.8 billion, and the market capitalizations ranged from approximately $145.0 million to $3.3 billion. Trustmark’s asset size was just below and market capitalization was just above the median for this peer group.

For 2011, Trustmark’s peer group consisted of the following companies:

Company Name	Ticker	Company Name	Ticker	Company Name	Ticker
BancorpSouth, Inc.	BXS	Hancock Holding Company	HBHC	UMB Financial Corporation	UMBF
Commerce Bancshares, Inc.	CBSH	IBERIABANK Corporation	IBKC	Umpqua Holdings Corporation	UMPQ
Cullen/Frost Bankers, Inc.	CFR	MB Financial, Inc.	MBFI	United Bankshares, Inc.	UBSI
First Midwest Bancorp, Inc.	FMBI	Old National Bancorp	ONB	United Community Banks, Inc.	UCBI
FirstMerit Corporation	FMER	Park National Corporation	PRK	Valley National Bancorp	VLY
F.N.B. Corporation	FNB	Prosperity Bancshares, Inc.	PRSP	Webster Financial Corporation	WBS
Fulton Financial Corporation	FULT	Sterling Bancshares, Inc. (1)	SBIB	Whitney Holding Corporation (1)	WTNY
Glacier Bancorp, Inc.	GBCI	Susquehanna Bancshares, Inc.	SUSQ

(1) During 2011, Sterling Banchares, Inc. (SBIB) and Whitney Holding Corporation (WTNY) were acquired and were, therefore, removed from the peer group.

In addition to peer group data, the Committee also considers survey data, referred to as market data, of executive compensation for financial services companies that focus on the commercial banking industry, with an orientation toward regional bank holding companies with a total asset size comparable to Trustmark. This market data is compiled by the Committee’s compensation consultant from various published and private compensation surveys, and when available for a particular job responsibility, proxy statements of the peer financial institutions, and provides information from a broad cross-section of financial services companies. The Committee considers this market data as a general point of reference when making decisions with respect to total executive compensation, the various compensation components and the compensation of individual executives.

While the Committee uses the peer group data in establishing performance goals for long-term incentive awards and in evaluating its pay for performance results, it does not strictly tie its executive compensation to that paid by the companies in its peer group, nor does it strictly tie total or individual executive compensation to the compensation paid for similar executive positions by companies represented in the market data. Rather, the Committee has determined that, to attract and retain highly qualified executives, its total executive compensation should in the aggregate be in the median range of compensation levels for management of similar-sized financial institutions with Trustmark’s level of corporate performance (that is, companies represented in the market data). Based on a review of 2011, Trustmark’s total executive compensation opportunity was below the median market level, although actual compensation for Trustmark executives as a whole for 2011 was closer to the median market level due to Trustmark’s higher vesting of performance-based compensation as a result of Trustmark’s strong performance in 2011, as well as its performance compared to its peer group.

Compensation Mix. The Committee does not target a specific allocation among the various compensation components. The approximate percentages of salary, bonus and equity-based (using grant date fair value) compensation compared to the total of such compensation (referred to as total compensation) for 2011 for the NEOs were as follows:

Name	Base Salary %	Cash Bonus %	Equity Award %
Gerard R. Host	33%	32%	35%
Louis E. Greer	48%	30%	22%
Duane A. Dewey	48%	31%	21%
Breck W. Tyler	48%	31%	21%
Wayne A. Stevens	44%	34%	22%

In allocating compensation among salary, bonus and equity-based compensation, the Committee believes that the compensation of the senior-most levels of management with the greatest ability to influence Trustmark’s performance should be significantly performance-based, while lower levels of management should receive a greater portion of their compensation in base salary. The Committee also makes allocations between long-term and short-term compensation for NEOs. The Committee believes long-term equity awards are effective in aligning management’s interests with shareholder interests to increase overall long-term shareholder value, rewarding NEOs for implementing long-term initiatives that take more than one fiscal year to accomplish, and promoting stability and continuity among the NEOs. However, a portion of the NEOs’ annual compensation is also linked to Trustmark’s short-term performance to motivate and reward executives to achieve annual profit plan objectives and to attract and retain talented executives. In making these decisions, the Committee considers the comparative market data and the recommendations of the CEO, among other things. Consistent with its executive compensation philosophy and goals, in 2011, the Committee provided that for the senior-most levels of management both short-term cash incentive payments and the majority of long-term equity-based awards would be determined by performance achievement.

Base Salaries. Trustmark’s goal is to provide its executive management with fixed cash compensation in the form of base salary that will attract and retain highly qualified executives. Trustmark also uses base salary to reward top performance, industry and job specific knowledge, experience and leadership ability.

The base salaries for Trustmark’s NEOs are typically established in the first quarter of the year after Trustmark’s financial information and performance results from the previous year are available, although mid-year adjustments are made occasionally to reflect changes in responsibility or other developments. In establishing the CEO’s base salary, the Committee typically considers the compensation consultant’s recommendations based on an analysis of peer group data and market data and also considers internal data provided by human resources personnel and the CEO’s individual performance and contributions relative to Trustmark’s corporate goals. In establishing base salaries of Trustmark’s other NEOs, the Committee typically considers the recommendations of the CEO, which are based on individual responsibility level, individual and company performance, total compensation histories for each NEO, the market data provided by the compensation consultant for similar positions and a general understanding of executive compensation in the financial services industry. The CEO evaluates the other NEOs’ performance using the same metrics normally used for determining annual incentive plan awards. The Committee considers each of these factors but does not assign a specific value to any of them. The Committee’s process also involves a subjective component in evaluating each NEO’s overall span of responsibility and control, knowledge and leadership ability.

As discussed further below, in connection with his promotion to CEO effective January 1, 2011, Trustmark and Mr. Host entered into a new employment agreement in September 2010 providing for an initial base salary of $550,000. In light of this salary increase, which took effect January 1, 2011, the Committee recommended and the Board approved that Mr. Host would not receive an additional merit increase to his base salary in March 2011.

In February 2011 the Committee approved base salary increases of approximately 3% for Messrs. Dewey and Tyler, which were approved by the Bank Board on March 8, 2011, and took effect on March 1, 2011. In addition, the CEO recommended and the Committee and Bank Board approved base salary increases of 17.7% and 10.5%, respectively, for Messrs. Greer and Stevens, effective March 1, 2011, as part of an effort to bring their salaries to more competitive levels.

The base salaries as of December 31, 2010 and those approved for 2011, effective March 1, 2011, were as follows:

Name	2011 Base Salaries ($)	2010 Base Salaries ($)	% Change (%)
Gerard R. Host(1)	$550,000	$459,000	19.8%
Louis E. Greer	$300,000	$255,000	17.6%
Duane A. Dewey	$315,000	$306,000	2.9%
Breck W. Tyler	$300,000	$290,700	3.2%
Wayne A. Stevens	$265,000	$240,000	10.4%

(1) Mr. Host received his increase on January 1, 2011.

Later in 2011, based on the recommendation of the CEO in connection with the increase in responsibilities for Messrs. Dewey and Stevens as part of a general reorganization of the management reporting structure, at its September 13, 2011, meeting, the Bank Board approved the recommendation of the Committee to increase their base salaries. The salary increases were effective as of October 1, 2011, as follows:

Name	New Base Salary ($)
Duane A. Dewey	$327,000
Wayne A. Stevens	$300,000

Annual Cash Bonuses. The Committee typically awards cash bonuses utilizing a structured, objective approach based upon the achievement of performance objectives in accordance with an annual management incentive plan. Cash bonuses constitute the largest cash component tied specifically to company performance. Cash bonuses are designed to reward achievement of Trustmark’s corporate goals and objectives, and, where applicable, line of business goals and objectives. Key features of the annual management incentive plan, each as may be adjusted by the Committee, include:

•	a primary emphasis on corporate/financial performance, as measured by earnings per share (EPS) and ROATE, and
•

a quantitative assessment of strategic achievements in areas of management including, where applicable, operating efficiency or non-interest expense, revenue, credit quality and net income available to common shareholders for the company (NI) as well as net income for lines of business.

At the beginning of each year, Trustmark develops a bonus matrix for the management incentive plan. The performance goals are keyed to various goals in Trustmark’s profit plan for the year, and the performance results at or slightly above the target levels are intended to be achievable, but challenging. In developing the bonus matrix, the CEO recommends to the Committee overall incentive target payout levels for each NEO, stated as a percentage of base salary. The CEO also recommends performance goals from Trustmark’s annual profit plan, such as EPS, ROATE, NI, credit quality measures and the efficiency ratio or non-interest expense, each as may be adjusted by the Committee and the weightings to be assigned to the performance measures for each NEO. The Committee reviews the CEO’s recommendations along with market data to ensure that proposed target levels provide an appropriate opportunity to earn bonuses and are competitive with the companies in Trustmark’s peer group. In addition, the Committee reviews the recommended performance goals and weightings, including threshold and maximum performance levels, and recommends the target levels and performance goals and weightings to the Board for approval. In making its recommendation, the Committee identifies events outside the influence or control of the NEOs, and may adjust the performance goals to exclude the effect of these events. The Committee did not include any such adjustments when recommending the performance goals for 2011. After the target levels and performance goals and weightings have been approved by the Board, the Committee retains the discretion to further adjust the target levels and performance goals and weightings during or after the year, on an individual or group basis, if the Committee determines additional adjustments are appropriate for this purpose, as it did for 2011 in connection with an adjustment to the 2011 profit plan targets to address the lower impact of the Durbin Amendment than had been anticipated when establishing the 2011 profit plan (which made the targets more difficult to achieve). Following the end of a year, the Committee also has discretion to increase or decrease the amount of an award earned under the plan, change the individual weightings or adjust the threshold payout level and minimum performance goals, including when the minimum performance goals are not achieved.

The following table shows the threshold, target and potential maximum bonus payout levels established for each NEO under the management incentive plan, expressed as a percentage of base salary, for 2011:

Name	Threshold Bonus Payout Level (as percentage of salary)	Target Bonus Payout Level (as percentage of salary)	Potential Maximum Bonus Payout Level (as percentage of salary)
Gerard R. Host	49%	70%	105%
Louis E. Greer	31.5%	45%	67.5%
Duane A. Dewey	31.5%	45%	67.5%
Breck W. Tyler	28%	40%	60%
Wayne A. Stevens	31.5%	45%	67.5%

Mr. Host’s overall target bonus payout level is established in his employment agreement. For the other NEOs, the 2011 levels were consistent with the 2010 levels other than for Mr. Greer, the CFO, whose overall target bonus payout level was increased from 40% to 45% of base salary as part of a decision to bring the CFO’s total cash compensation to a more competitive level, and for Mr. Stevens, whose overall target bonus payout level was also increased from 40% to 45% of base salary to make his bonus target consistent with that of Messrs. Greer and Dewey.

For 2011, overall incentive targets for NEOs were allocated among corporate performance goals, strategic operational drivers and, for NEOs working in specific lines of business, line of business goals. The corporate performance goals related to EPS and ROATE, the strategic operational drivers related to operating efficiency, revenue growth, credit quality and NI, and the line of business goals related to net income for the applicable line of business. The following table shows the weightings of these goals for each NEO for 2011:

Name	Corporate Performance Goals	Strategic Operational Drivers	Line of Business Goals
Gerard R. Host	75%	25%	---
Louis E. Greer	75%	25%	---
Duane A. Dewey	50%	---	50%
Breck W. Tyler	40%	---	60%
Wayne A. Stevens	40%	---	60%

For 2011, the weightings were consistent with the 2010 weightings other than for Mr. Greer, whose weightings were changed to 75% based on corporate performance goals and 25% based on strategic operational drivers, to further align the CFO’s performance goals with the weightings for the CEO in 2011.

In presenting the 2011 threshold and maximum performance levels for bonus payout levels for approval by the Committee and the Board, management recommended the same performance and payout levels as in 2010. Accordingly, for the 2011 bonus matrix, the Committee recommended and the Board approved the following threshold and maximum performance levels for the NEOs:

Performance Goal	Threshold Performance Level (as percentage of performance goal)	Maximum Performance Level (as percentage of performance goal)
EPS	85%	115%
ROATE	85%	115%
Non-interest income	85%	115%
Net interest income	85%	115%
Net income	85%	115%
Line of business net income	85%	115%
Efficiency ratio	107.5%	92.5%
Net charge-offs	150%	50%
Nonperforming assets	115%	85%

The Committee chose these threshold and maximum performance levels to provide the motivation to ensure consistent activity that will achieve results as close as possible to the goal, even if performance goals appear more difficult to obtain within the current economic environment. Depending on performance achievement against the stated goals, the payout percentage, if any, for 2011 could range from a level of 70% of the target bonus payout (for threshold performance achievement) to a level of 100% (for target performance achievement) to a level of 150% (for maximum performance achievement).

In early 2012, the Committee reviewed Trustmark’s performance compared to the performance goals established under the management incentive plan for 2011. The following table shows the relevant performance goals established for 2011 and the extent to which such goals were achieved:

Performance Goals	2011 Profit Plan Targets as Approved by the Committee (1)	2011 Results as Approved by the Committee	% of Profit Plan Achieved	Payout Percentage Achieved
($ in millions except per share data)

Corporate (all NEOs):
EPS	1.47	1.67	113%	144%
ROATE	11.11%	12.25%	110%	134%
Corporate Strategic/Operational Drivers
(Host and Greer only):
Efficiency Ratio	62.33%	63.04%	99%	95%
Revenue:
Non-interest income	$142.11	$159.77	112%	141%
Net interest income	$340.00	$348.94	103%	109%
Credit Quality:
Net Charge-Offs	$43.00	$33.70	128%	122%
Nonperforming Assets	$230.00	$189.51	121%	150%
Net Income	$94.23	$106.84	113%	145%
Line of Business Goals:
Net Income – Corporate Banking and Wealth Management (Dewey only)	$19.21	$22.81	119%	150%
Net Income – Mortgage Services (Tyler only)	$8.13	$13.70	169%	150%
Net Income – Retail Banking (Stevens only)	$43.41	$56.37	130%	150%

(1)	This column reflects the 2011 profit plan targets as adjusted in December 2011 to address the lower impact of the Durbin Amendment to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This adjustment resulted in targets that were more difficult to achieve than were established when the 2011 profit plan was originally adopted in January 2011.

Trustmark’s strong performance in 2011 resulted in individual payout results for the NEOs of 146% of the target level in the aggregate, including discretionary cash bonuses awarded. The Committee determined the bonus payments by applying the relevant weighting to the achievement of the applicable performance goals for each NEO. In addition, as noted earlier, the Committee has discretion to adjust the amount of an award earned under the plan, including discretion to increase cash bonus payouts when the Committee feels an individual’s performance warrants an increase. In the exercise of this discretion for the 2011 cash bonus payments, the Committee awarded an additional $20,000 to Mr. Tyler in recognition of his expertise and the mortgage department’s significant contribution to Trustmark’s performance in 2011 and an additional $35,000 to Mr. Stevens in recognition of the additional responsibilities he assumed during 2011. The bonus payments for the CEO and CFO were approved by the Committee and by the Board in January 2012, and the bonus payments for the other NEOs were approved by the Committee in February 2012 and by the Bank Board in March 2012. In March 2012, Trustmark paid the following cash bonuses for 2011 performance under the management incentive plan:

	2011 Performance Payout Achieved		2011 Cash Discretionary Bonus Awarded	Total 2011 Cash Bonus Paid	Total Cash Bonus Paid as % of Base Salary (1)
Name	(%)	($)	($)	($)	(%)
Gerard R. Host	136%	$524,679	---	$524,679	95.40%
Louis E. Greer	136%	$184,041	---	$184,041	61.35%
Duane A. Dewey	145%	$205,676	---	$205,676	65.29%
Breck W. Tyler	146%	$175,294	$20,000	$195,294	65.10%
Wayne A. Stevens	146%	$174,198	$35,000	$209,198	78.94%

(1)	Calculated using base salary as of March 1, 2011.

These 2011 cash bonus amounts are presented as Non-Equity Incentive Plan Compensation, and as Bonus compensation in the case of the additional awards for Messrs. Tyler and Stevens, for 2011 in the Summary Compensation Table on page 30.

Changes for 2012. Based on recommendations of the compensation consultant in late 2011, at their January, February and March 2012 meetings, the Committee recommended and the Corporate and Bank Boards approved the following adjustments to the management incentive plan for 2012:

•	using net income instead of EPS as a primary corporate goal, to avoid duplication of overlapping measures and to incorporate utilization of measures for which executives have direct accountability,
•

revising the corporate strategic operational drivers (to revenue, non-interest expense and provision for loan losses), to eliminate overlap of goals and ensure a weighting of at least 10% for each goal,

•	adding additional line of business performance goals for revenue, non-interest expense and provision for loan losses, to reduce incentive risks and better reflect total performance of the business,
•

adjusting the weightings for the corporate NEOs (CEO and CFO) to 70% based on corporate performance goals and 30% based on strategic operational drivers (from 75%/25%) and for the line of business NEOs to 30% based on corporate performance goals and 70% based on line of business goals (from 50%/50% and 40%/60%), to create more consistency in approach among NEOs with comparable responsibilities,

•

establishing a slightly wider performance range for certain goals from a threshold and maximum of 85% and 115% to a threshold and maximum of 80% and 120%, to provide more attainable goals while requiring higher performance to reach the maximum payout level, and

•

establishing a wider range of potential payouts from a threshold and maximum of 70% and 150% (of target payout level) to a threshold and maximum of 50% and 200% (of target payout level), to create more variability in pay relative to performance.

Equity-Based Compensation. Trustmark strongly believes that long-term equity-based awards are an integral part of total compensation for NEOs and certain key managers with significant responsibility for Trustmark’s long-term results. Equity-based awards generally constitute the largest non-cash component of each NEO’s total compensation package. To promote teamwork among the senior management team, all members of executive management (other than the CEO) receive the same size annual equity-based award. Equity-based awards and the related performance goals for NEOs under the Trustmark Corporation 2005 Stock and Incentive Compensation Plan (2005 Incentive Plan) are recommended by the Committee and approved by the Board generally at its first meeting of each year. Awards are typically made as early as practicable in the year to maximize the time-period for achieving performance goals associated with the awards. The Committee’s meeting schedule is determined several months in advance, so the proximity of any grant of awards to earnings announcements or other market events is coincidental.

The 2005 Incentive Plan:

•

authorizes the granting of restricted stock, restricted stock units (RSUs), performance units, stock options, stock appreciation rights (SARs) and other incentive awards (payable in cash or shares), all of which may be made subject to the attainment of performance goals established by the Committee,

•	provides for the ability to base an individual’s performance goals on specified corporate and line of business criteria, and
•	limits the maximum amount of restricted stock, stock options, SARs and other incentive awards that can be granted to a participant in any given year.

Trustmark’s primary form of equity-based compensation is restricted stock awards. In 2008, Trustmark began awarding a combination of performance-based restricted stock (67%) and time-based restricted stock (33%) to ensure alignment of executives’ interests with those of shareholders and to more closely align the components of Trustmark’s equity-based compensation with that of its peers and to better accomplish Trustmark’s equity award objectives, including executive officer retention and attraction. The Committee believes that performance-based restricted stock provides an effective means of delivering incentive compensation, a reward for achievement of long-term objectives and an effective means of executive retention, with any excess shares earned generally not vesting for six years from the original grant date. The Committee also believes that use of time-based restricted stock grants, which vest in three years, provides a balanced retention element against the negative impact of economic issues outside the control of management on the ultimate earning of performance-based awards.

In 2011 the CEO received an award value of approximately 70% of his 2011 base salary, consistent with the terms of his employment agreement. The Committee determined the award value of restricted stock granted in 2011 would be the same as in 2010 for the other NEOs. This award value has remained relatively unchanged since 2007. In establishing award levels, the Committee generally does not consider the equity ownership levels of the recipients or prior awards that are fully vested.

For the performance-based restricted stock awards to be earned, certain performance goals must be achieved within the three-year performance period covered by the awards. The executive must also remain employed by Trustmark through the end of the performance period for restricted stock to vest fully. The performance goals are scaled so that the recipient can receive a partial award in the event that acceptable, but not the target, results are achieved and so that performance above the target level yields higher awards.

The performance-based restricted stock awards granted in 2011 vest based on the achievement of target percentages related to ROATE (50%), with vesting up to and including 100%, and total shareholder return (TSR) (50%), with vesting up to and including 100%, compared to Trustmark’s peer group. For each of ROATE and TSR, the threshold performance level is reached at the 30th percentile compared to the peer group, with 50% vesting occurring at the 50th percentile and 100% vesting occurring at the 75th percentile. The performance period began January 1, 2011, and continues through December 31, 2013. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, an additional award of time-based restricted stock (excess shares) will be issued. The number of excess shares issued will equal the number of shares awarded initially to that executive multiplied by the vesting percentage exceeding 100%. Any earned excess shares will be issued during the first 2 1/2 months of 2014 and will vest on the third anniversary of their grant date, if the executive remains employed through such date.

In the event of an executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason (if provided in the executive’s employment agreement) or a change in control, partial time-weighted performance vesting occurs based on ROATE and TSR through the end of the calendar quarter prior to such event. Accelerated vesting of excess shares may also occur upon any the occurrence of any of these events. Dividends on any performance-based restricted stock, as well as any excess shares issued, are accumulated and will vest and be paid only when and to the extent the shares to which they relate vest, subject to a six-month delay when required by Section 409A of the Internal Revenue Code. No interest is paid on the accumulated dividends.

The time-based awards granted in 2011 vest 100% at January 25, 2014, if the executive remains employed through such date. Accelerated vesting may occur based on the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason (if provided in the executive’s employment agreement) or a change in control. Dividends on any time-based restricted stock are accumulated and will vest and be paid only when and to the extent the shares to which they relate vest, subject to a six-month delay when required by Section 409A.

The following table reflects the grant date fair values of the 2011 performance-based restricted stock awards and any potential excess shares to the NEOs:

Name	Value of Performance-Based Shares ($)	Value of Excess Shares (1) ($)
Gerard R. Host	$278,885	$174,621
Louis E. Greer	$63,595	$39,819
Duane A. Dewey	$63,595	$39,819
Breck W. Tyler	$63,595	$39,819
Wayne A. Stevens	$63,595	$39,819

(1) Reflects the attainment of maximum excess shares; however, these awards will only be issued if, and only to the extent, the performance shares’ aggregate
ROATE and TSR vesting percentage exceeds 100%.

The following table reflects the grant date fair values of the 2011 time-based restricted stock awards to the NEOs:

Name	Value of Time-Based Shares ($)
Gerard R. Host	$137,084
Louis E. Greer	$31,267
Duane A. Dewey	$31,267
Breck W. Tyler	$31,267
Wayne A. Stevens	$31,267

Retirement Benefits. Trustmark maintains several plans providing retirement benefits in which the NEOs and certain other associates participate, as described below.

Trustmark Capital Accumulation Plan. Trustmark maintains a non-contributory defined benefit plan (Trustmark Capital Accumulation Plan) that provides a “pension equity” benefit for substantially all associates, including NEOs, who were employed prior to January 1, 2007. Retirement benefits under the plan’s pension equity benefit formula are based on the length of credited service and final average compensation, as defined in the plan, through May 15, 2009, and vest upon three years of service. The pension equity benefit is paid after cessation of employment (unless the participant decides to delay payment to the normal retirement age of 65) as a lump sum or as a life annuity based on the plan’s actuarial conversion factors, as selected by the participant.

Benefits payable under the plan are based on a pension equity formula that takes into account the participant’s compensation through May 15, 2009, averaged over the highest consecutive five-year period out of the most recent seven-year period, the number of years of credited service and the age when each year of credited service was earned through May 15, 2009. Compensation consists of W-2 taxable income adjusted for associate contributions to Trustmark’s 401(k) plan, qualified transportation fringe benefits and cafeteria plans. Compensation does not include group term life insurance, automobile allowance, moving expenses, severance pay or income from stock options after 2002. After 2003, compensation also excludes all incentive compensation, bonuses and commissions, with exceptions for associates whose pay is 100% commission-based.

In an effort to control expenses, participation and benefit accrual under the plan were frozen as of May 15, 2009 (except for certain grandfathered participants, none of whom are NEOs), so that individual pension amounts under the plan are not increased for compensation or service after May 15, 2009 (other than for the grandfathered participants). This freeze affected all NEOs for 2011. After May 15, 2009, the pension equity lump sum credit balance of each NEO is increased only for interest credited under IRS regulations (but only until the plan benefit commences to be paid).

For 2011, the maximum annual benefit allowable by tax law under the plan was $195,000. Amounts payable pursuant to the plan are not subject to reduction for social security benefits.

See the Pension Benefits for 2011 table on page 36 for more information regarding this plan.

Executive Deferral Plan. Because of the limits for tax qualified retirement plans, Trustmark also maintains a defined benefit supplemental retirement plan (Executive Deferral Plan) that provides additional retirement benefits to selected executives. The Committee believes the plan is competitive with Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. NEOs selected for plan participation by the Committee receive retirement benefits generally equal to 50% of their covered salaries. The retirement benefit is payable for life, but not less than 10 years, and normally commences at normal retirement age. Benefits payable pursuant to the plan are not subject to reduction for social security benefits.

The plan provides retirement and pre-retirement death benefits based upon a retirement benefit amount for each participant established by the Committee. The retirement benefit amount is based on the NEO’s level of responsibilities and, in part, on his specified covered salary.

The following table shows, as to each NEO, annual retirement benefits currently anticipated to be paid at normal retirement, which is considered to be the attainment of age 65 (the anticipated normal retirement benefit):

Name	Annual Benefit ($)
Gerard R. Host	$300,000
Louis E. Greer	$75,000
Duane A. Dewey	$100,000
Breck W. Tyler	$75,000
Wayne A. Stevens	$75,000

The plan permits early retirement at or after age 55 with five years of plan participation. Benefits at early retirement are actuarially reduced. The plan also provides a deferred vested benefit payable at normal retirement age to a participant terminating for reasons other than retirement with at least one year of plan participation or retiring early with a pre-existing election to be paid commencing at his or her normal retirement date. The deferred benefit is accrued and vests at the rate of 1/10th of the anticipated normal retirement benefit for each year of plan participation for a maximum of 10 years. If a participant does not complete at least one year of plan participation, plan benefits are forfeited (except where the cessation of employment is due to death, retirement, total disability or just cause as defined in the plan). Should a participant die prior to retirement, the participant’s beneficiary will receive a death benefit equal to a percentage (100% for the first year and 75% for the remaining years) of a specified covered salary amount (which amount is twice the anticipated normal retirement benefit) for ten years or until the participant would have reached normal retirement age, whichever is later. Life insurance contracts have been purchased to fund payments under the plan.

See the Pension Benefits for 2011 table on page 36 for more information regarding this plan.

Non-Qualified Deferred Compensation Plan. Trustmark also provides a non-qualified deferred compensation plan that provides additional salary deferral opportunities for executives who may be impacted by the compensation and contribution limits that restrict participation in the 401(k) plan. The Committee believes the plan is competitive with those offered by Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. The plan allows executives, including NEOs, to defer on a pre-tax basis up to 90% of annual base salary and/or cash bonus. No contribution is made to the plan by Trustmark. Each executive’s deferred income account is credited with investment gains (or losses) based on investment elections from a variety of investment options. Distributions can be received under this plan upon retirement, death, long-term disability, termination of employment or during employment at specified dates.

See the Non-Qualified Deferred Compensation for 2011 table on page 37 for more information regarding this plan.

Perquisites; Other Compensation. Perquisites received by each NEO are reviewed annually within the context of Trustmark’s executive compensation program, market practices and the nature of each NEO’s responsibilities. Generally, Trustmark limits the types of perquisites offered to NEOs as shown in the All Other Compensation for 2011 table on page 31. In addition to the cash and equity compensation described above, NEOs received the same benefit package available to all salaried associates. This package includes:

•	health insurance (portion of costs),
•	basic life insurance,
•	long-term disability insurance,
•	participation in Trustmark’s 401(k) plan, including a company match, and
•

participation in the Trustmark Capital Accumulation Plan (if last hired prior to January 1, 2007), provided that after May 15, 2009, most employees (including all NEOs) do not accrue additional benefits, except for interest as required by IRS regulations.

Consistent with other financial institutions in its peer group, Trustmark encourages executive management to belong to a golf or social club so that there is an appropriate entertainment forum for customers and appropriate interaction with the executives’ communities. Trustmark pays the initiation fee and annual dues for a club membership for some of the NEOs. Relocation benefits are also reimbursed but are individually negotiated when they occur. In addition, Trustmark provides Mr. Stevens with use of a company-owned automobile, which he also uses for personal transportation, as Mr. Stevens’ responsibilities require him to travel frequently between various Trustmark offices and branch locations. The Committee believes the currently-offered perquisites are minimal in overall cost and competitively necessary to attract and retain talented executives. As the needs of Trustmark and the responsibilities of the NEOs change, the Committee may consider offering different or additional perquisites as appropriate to support Trustmark’s business and attract and retain talented executives.

Severance and Change in Control Benefits. Upon any termination of employment, the executives would be entitled to receive their vested benefits under the 401(k) plan, pension plan (Trustmark Capital Accumulation Plan), non-qualified deferred compensation plan (NQDC Plan) and supplemental retirement plan (Executive Deferral Plan), although these benefits generally would not be increased or accelerated (except for additional years of service provided under the Executive Deferral Plan under certain circumstances).

Trustmark believes that additional severance benefits are appropriate for executive management because it may be difficult for senior executives to find comparable employment within a short period of time. As discussed above, Trustmark’s stock option and restricted stock awards provide for accelerated vesting upon a change in control and upon certain termination events, and an incremental benefit is provided under the Executive Deferral Plan upon certain termination events following a change in control. Other than these benefits, severance benefits for the executives other than the CEO, who do not have written agreements, are determined on a case by case basis.

Employment Agreement with Mr. Host. In light of the CEO’s role and importance to the success of Trustmark, the Committee believes that it is appropriate to provide for severance and change in control benefits in a written agreement. In the case of a change in control, the Committee believes that providing change in control benefits should eliminate, or at least reduce, any reluctance to pursue potential change in control transactions that may be in the best interests of shareholders. Trustmark believes that the severance and change in control benefits it provides are customary among its peers and that the potential cost of these benefits is relatively minor relative to Trustmark’s overall value.

With the exception of the accelerated vesting of stock option and restricted stock awards, Trustmark’s change in control benefits provided to the CEO are generally “double trigger,” which means that the benefits are payable only if the executive’s employment is terminated other than for cause, death, disability or retirement or if the executive resigns for good reason within a specified period following a change in control. Trustmark believes that these benefits are consistent with the general practice among its peers. In addition, Trustmark believes the use of a double trigger in most cases reasonably balances the needs of the executive and Trustmark by protecting the legitimate interests of executives in employment security without unduly burdening Trustmark or shareholder value.

The Committee has determined that a gross-up payment to make an executive whole for any golden parachute excise tax is not currently appropriate. The Committee also believes that an executive should receive the entire change in control benefits which he or she is due; thus, it does not believe that an executive’s change in control benefits should be reduced to avoid the golden parachute excise tax, or to avoid non-deductibility of excess parachute payments by Trustmark, unless a reduction will cause the executive to receive more after-tax compensation than without a reduction.

As noted above, in connection with his election as President and CEO of Trustmark Corporation and the Bank, Trustmark and Mr. Host entered into a new employment agreement, effective January 1, 2011 (the Agreement) to replace Mr. Host’s prior 2007 agreement, which terminated as of December 31, 2010. The Agreement provides for Mr. Host to serve as President and CEO of Trustmark and the Bank for a term of three years beginning January 1, 2011, with an automatic rolling one-year extension each December 31, unless either Trustmark or Mr. Host provides notice of non-extension, in which case the Agreement would expire at the end of the then-current term. Either Trustmark or Mr. Host may terminate Mr. Host’s employment with 30 days’ notice, except that no prior notice is required in the case of termination for Cause. If not terminated earlier, Mr. Host’s employment under the Agreement will automatically terminate upon his retirement on December 31, 2019, the year he turns 65.

In connection with Mr. Host’s election to President and CEO and the related increase in his responsibilities, he received a one-time promotion and inducement bonus of $150,000. Mr. Host is guaranteed a minimum base salary of $550,000 annually, subject to annual review. Recognizing the need to be flexible in the current economic environment, the Agreement provides that Mr. Host’s base salary may be reduced below $550,000, with his consent if Trustmark reduces the base salaries of other senior executives.

Mr. Host is eligible to earn an annual cash bonus, with a bonus target amount of 70% of his base salary. Mr. Host is also eligible to receive equity compensation awards on such basis as the Committee determines.

In addition to participating in any benefit plans or programs that are offered to senior executives generally, beginning January 1, 2011, Mr. Host’s target normal retirement annual benefit in the Executive Deferral Plan was increased from $150,000 to $300,000, subject to vesting and accrual rules and future modification by Trustmark.

On any cessation of employment, Mr. Host will be entitled to his earned but unpaid base salary and annual bonus and, except in the case of termination for Cause, any accrued vacation (earned compensation). Mr. Host will be entitled to additional severance benefits in the event his employment ends as a result of his death or disability, or in the event his employment is terminated by Trustmark without Cause whether in connection with a change in control of Trustmark or not, or in the event Mr. Host resigns for Good Reason whether in connection with a change in control of Trustmark or not.

Under the Agreement, Mr. Host is subject to standard confidentiality, non-solicitation and non-competition obligations during the term of the Agreement and for two years after his employment ends. As partial consideration for these obligations after his employment ends, if Mr. Host’s employment is terminated by Trustmark without Cause or if he resigns for Good Reason, he will be entitled to payments equal to two times the sum of (i) his annual base salary and (ii) the average of his annual bonuses earned for the three years prior to the end of his employment (the Covenant Payments).

If Mr. Host’s employment is terminated by Trustmark without Cause or he resigns for Good Reason, in each case within two years after a change in control, he will be entitled to the following benefits in addition to the Covenant Payments and earned compensation: (i) a lump sum payment equal to one times his base salary and the average of his annual bonuses earned for the three years prior to the change in control, (ii) thirty-six months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination, and (iii) accelerated vesting of any unvested stock options.

If Mr. Host’s employment is terminated by Trustmark without Cause or he resigns for Good Reason where he is not entitled to such change in control enhanced severance benefits, he will be entitled to twenty-four months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination, in addition to the Covenant Payments and earned compensation.

If Mr. Host’s employment is terminated due to disability or if he dies during the term, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of his earned compensation plus a time-weighted pro-rata share of his annual bonus target amount for that year.

In recognition of developing best practices in executive compensation, the Agreement includes a clawback provision that will permit Trustmark to recover certain incentive-based compensation as required by federal law and as determined by the Committee.

For purposes of this agreement, “Cause” means (i) commission of an act of personal dishonesty, embezzlement or fraud, (ii) misuse of alcohol or drugs, (iii) failure to pay any obligation owed to Trustmark or any affiliate, (iv) breach of a fiduciary duty or deliberate disregard of any rule of Trustmark or any affiliate, (v) commission of an act of willful misconduct or the intentional failure to perform stated duties, (vi) willful violation of any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order or (vii) unauthorized disclosure of any confidential information of Trustmark or any affiliate or engaging in any conduct constituting unfair competition or inducing any customer of Trustmark or any affiliate to breach a contract with Trustmark or any affiliate, (viii) conviction of, or entry of a guilty plea or plea of no contest to, any felony or misdemeanor involving moral turpitude, (ix) continual failure to perform substantially his duties and responsibilities (other than any such failure resulting from incapacity due to disability) after a written demand for substantial performance is delivered which specifically identifies the manner in which he has not substantially performed his duties and responsibilities, (x) violation in any material respect of Trustmark’s policies or procedures, including the Code of Ethics, or (xi) conduct that has resulted, or if it became known by any regulatory or governmental agency or the public is reasonably likely to result, in the good faith judgment of the Board, in material injury to Trustmark, whether monetary, reputational or otherwise.

“Good Reason” means (i) a demotion in status, title or position or the assignment of the person to duties or responsibilities which are materially inconsistent with such status, title or position, (ii) a material breach of the agreement by Trustmark, (iii) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, without the executive’s consent.

“Change in control” means (i) the acquisition by any person of the power to vote, or the acquisition of, more than 20% ownership of Trustmark’s voting stock, (ii) the acquisition by any person of control over the election of a majority of the Board, (iii) the acquisition by any person or by persons acting as a “group” for securities law purposes of a controlling influence over Trustmark’s management or policies or (iv) during any two year period, a more than one-third change in the Board (Existing Board), treating any persons approved by a vote of at least two-thirds of the Existing Board as ongoing members of the Existing Board. However, in the case of (i), (ii) and (iii), ownership or control of Trustmark’s voting stock by a company-sponsored or a company subsidiary-sponsored employee benefit plan will not constitute a change in control.

The amounts which would have been payable to Mr. Host assuming a termination event at December 31, 2011, are addressed in the Potential Payments Upon Termination or Change in Control section beginning on page 37.

The above is a summary of the material terms and provisions of the Agreement. For the complete Agreement, including the exact definitions of the defined terms appearing therein, refer to the copy of the Agreement which has been filed with the SEC and is incorporated by reference into this proxy statement.

Deductibility of Compensation. In making compensation decisions, the Committee carefully considers Section 162(m) of the Internal Revenue Code, which limits the tax deductibility of certain compensation in excess of $1 million paid to Trustmark’s NEOs. The Committee believes it is generally in Trustmark’s best interest, and that of its shareholders, to offer compensation that is deductible under Section 162(m). It is, therefore, the Committee’s general intent that grants of performance-based restricted stock and other incentive awards made pursuant to Trustmark’s stock and incentive compensation plans normally comply with the deductibility requirements of Section 162(m) or be in amounts that normally would not be expected to result in non-deductibility under Section 162(m).

The Committee also believes, however, that in certain circumstances factors other than tax deductibility should take precedence when determining the forms and levels of executive compensation. Given the competitive market for outstanding executives, for example, the Committee believes that it is important to retain the flexibility to determine compensation elements consistent with Trustmark’s compensation philosophy, even if some executive compensation is not fully deductible under Section 162(m). Accordingly, the Committee may from time to time approve elements of compensation for certain executives that are not fully deductible by Trustmark, and reserves the right to do so in the future when appropriate. For that reason, Trustmark’s annual bonus program is currently designed to provide compensation that may not be deductible under Section 162(m) for all NEOs.

As a result of its participation in TARP, Trustmark agreed not to deduct compensation of more than $500,000 paid to any NEO for any year for which it was subject to the TARP restrictions and limitations. This limitation applies to essentially all compensation of the affected executives, including deferred compensation, commission pay and performance-based compensation. As a result, certain long-term awards that accrued in part while Trustmark was subject to these restrictions and limitations, and compensation that was earned during such period, which is paid after 2009 will also be subject to the $500,000 deduction limit on a pro-rata basis.

When the Board determined to participate in TARP, it was aware of, factored into its analysis and agreed to, the potential increased after-tax cost of Trustmark’s executive compensation program that could result from the $500,000 deduction limitation. As a result, while the Committee is constantly mindful of the Section 162(m) deduction limitation, during 2011 it concluded that any continuing impact of the $500,000 deduction limitation would not be a significant factor in its decision-making with respect to the compensation of Trustmark’s executive officers, consistent with its compensation philosophy. In 2011, the compensation of Messrs. Host, Tyler and Dewey was not fully deductible by Trustmark under Section 162(m).

Policy Against Hedging. To ensure that executive officers bear the full risks of stock ownership, Trustmark’s insider trading policy prohibits executive officers, among others, from engaging in options trading, short sales or hedging transactions relating to Trustmark stock. With limited exceptions, executive officers are also prohibited from pledging or creating a security interest in any Trustmark stock they hold.

Stock Ownership Guidelines. Trustmark strongly encourages its officers to acquire and own Trustmark stock, but has not established specific stock ownership guidelines for any of its officers. All of Trustmark’s executive officers own Trustmark stock. The Board evaluates the need for stock ownership guidelines from time to time, but believes that management’s current ownership of Trustmark stock provides adequate incentives for long-term performance without the need to impose specific ownership requirements.

Executive Compensation Recoupment. Ethical behavior and integrity remain an important priority for Trustmark. In support of this, and in anticipation of adopting a comprehensive executive compensation recoupment policy (also known as a “clawback” policy), the Committee began including a clawback provision in the performance-based restricted stock awards beginning with awards granted to the executive officers in 2011. Also in 2011, the Committee began including a similar clawback provision in the management incentive plan with respect to annual cash bonuses that may be earned under the plan. Under these provisions, any performance-based restricted stock that vests or cash bonus paid is subject to recovery by Trustmark as required by applicable federal law and on such basis as the Board determines. The Committee anticipates adopting a comprehensive executive clawback policy once the SEC publishes final rules implementing the clawback requirements from the Dodd-Frank Act.

Analysis of Risk Associated with Trustmark’s Compensation Policies and Practices. In late 2011 and early 2012, the Committee, together with Trustmark’s risk officers, conducted an in-depth risk assessment of Trustmark’s compensation policies and practices. Management prepared detailed materials regarding the operation of Trustmark’s various compensation arrangements with its associates and submitted the materials to Trustmark’s risk officers, who reviewed the materials with the members of management most closely involved with the respective compensation arrangements. Trustmark’s risk officers identified the key enterprise risks to which Trustmark is subject, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, reputational and other risks, and focused their review on the compensation arrangements most likely to implicate those risks. Trustmark’s Chief Risk Officer presented the risk officers’ conclusions and supporting materials to the Committee, which reviewed and discussed the analysis at its meeting on February 14, 2012. The Committee has concluded that several features of Trustmark’s compensation policies and practices maintain an appropriate balance between prudent business risk and resulting compensation and encourage appropriate risk behavior consistent with Trustmark’s business strategy and profit goals. These features include the overall compensation mix, weighting of performance metrics, timing of awards in relation to performance measurement period, use of full value equity-based awards with multiyear vesting periods, and establishment of targets with payouts at multiple levels of performance, chargeback provisions on returned or unearned commissions, capped upside opportunities, and oversight by executive management and the Board. In addition, Trustmark’s incentive compensation arrangements are subject to a system of internal controls to ensure that incentive compensation is properly tracked, approved and paid. Trustmark’s internal controls include comparisons throughout the year of performance results against performance requirements, approval by appropriate levels of management, the Committee, the Board and/or the Bank Board of incentive compensation payouts, with separate review and approval by division controllers of lines of business that have significant incentive compensation payouts, and coordination among human resources, accounting, and payroll personnel to ensure that incentive compensation payouts that have been approved are appropriately reconciled to those approvals before and after payment is made. As a result, the Committee has concluded that Trustmark’s compensation policies and practices are not reasonably likely to have a material adverse effect on Trustmark, do not encourage imprudent risk-taking behavior, and are consistent with maintaining the organization’s safety and soundness.

Summary Compensation Table for 2011

The following table summarizes the compensation components for the CEO, the CFO and each of the next three most highly compensated executive officers during 2011, and indicates their positions as of December 31, 2011. The table includes base salary, cash incentives paid or accrued, as well as amounts for equity awards, retirement benefits and other compensation for 2009, 2010 and 2011. The retirement benefit dollars reflected below represent the change in the present value of potential future benefits the NEO might receive upon vesting.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Gerard R. Host	2011	$550,000	---	$590,590	---	$524,679	$1,754,907	$21,564	$3,441,740
President and CEO,	2010	$457,500	$150,000	$463,382	---	$395,859	$172,384	$21,269	$1,660,394
Trustmark Corporation;	2009	$390,989	---	$463,334	---	$123,222	$206,189	$21,000	$1,204,734
President and CEO,
Trustmark National Bank
Louis E. Greer	2011	$292,500	---	$134,681	---	$184,041	$179,937	$18,430	$809,589
Treasurer and	2010	$254,167	---	$129,173	---	$144,859	$89,939	$18,185	$636,323
Principal Financial Officer,	2009	$244,167	---	$153,583	---	$109,036	$112,669	$17,820	$637,275
Trustmark Corporation;
Executive Vice President and
Chief Financial Officer,
Trustmark National Bank
Duane A. Dewey	2011	$316,500	---	$134,681	---	$205,676	$220,470	$21,572	$898,899
President-Corporate Banking,	2010	$305,000	---	$129,173	---	$206,550	$122,973	$21,277	$784,973
Trustmark National Bank	2009	$300,000	---	$154,404	---	$158,917	$106,409	$21,000	$740,730

Breck W. Tyler	2011	$298,450	$20,000	$134,681	---	$175,294	$189,187	$14,700	$832,312
President-Mortgage Services,	2010	$289,750	$50,000	$129,173	---	$174,420	$137,137	$14,700	$795,180
Trustmark National Bank	2009	$194,851	---	$155,360	---	$260,191	$114,195	$14,700	$739,927

Wayne A. Stevens	2011	$269,583	$35,000	$134,681	---	$174,198	$183,374	$28,206	$825,042
President-Retail Banking.
Trustmark National Bank

(1)

Mr. Host became President and CEO of Trustmark Corporation and Trustmark National Bank effective January 1, 2011, and in connection with the related increase in his responsibilities, he received a one-time promotion and inducement bonus of $150,000 in December 2010. For Messrs. Tyler and Stevens, the amounts in this column reflect the additional amounts awarded in the Committee’s discretion under the management incentive plan for 2010 (Tyler only) and 2011.

(2)	The amounts in this column reflect restricted stock awards granted to the NEOs during 2009, 2010 and 2011 and are disclosed as the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718 assuming, in the case of performance-based awards, that the anticipated maximum performance is achieved, and excluding the impact of estimated forfeitures. These awards include performance-based awards that will vest only if the related performance measures are achieved. Assumptions used in the calculation of these amounts are included in Note 15 to Trustmark’s audited financial statements for the year ended December 31, 2011, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 27, 2012.
(3)	No stock option awards were made during 2009, 2010 or 2011.
(4)	The non-discretionary portion of annual cash bonuses earned under Trustmark’s management incentive plan are reported in this table as “Non-Equity Incentive Plan Compensation.” During 2009, bonuses earned were reduced subject to TARP restrictions and limitations. Reductions for the NEOs were $117,291 for Mr. Host and $27,000 for Mr. Tyler. Non-equity incentive compensation for Mr. Tyler for 2009 also includes quarterly mortgage department production incentives totaling $231,827, which were reduced from $333,539 due to TARP restrictions and limitations. In February 2010, in an effort to make Mr. Tyler’s compensation components more comparable to that of the other NEOs, the Committee eliminated the quarterly production incentives for him and increased his target bonus under the management incentive plan.
(5)	The amounts in this column reflect the increase in actuarial present value of the NEO’s accumulated benefits under the Trustmark Capital Accumulation Plan and Executive Deferral Plan, determined using interest rate and mortality rate assumptions consistent with those used in Trustmark’s audited financial statements and include amounts which the NEO may not currently be entitled to receive because such amounts are not yet vested.
(6)	See the following table for details of all other compensation for 2011.

All Other Compensation for 2011

The detail of all other compensation for 2011 is included in the following table:

Name	Airplane Allowance ($)	Use of Company- Provided Automobile (1) ($)	Moving Expense ($)	Tax Gross-Ups Reimburse- ments ($)	Club Dues ($)	Earned Vacation ($)	401(k) Match ($)	Company- Paid Life Insurance Premiums ($)	Total ($)
Gerard R. Host	---	---	---	---	$6,864	---	$14,700		$21,564
Louis E. Greer	---	---	---	---	$3,730	---	$14,700	---	$18,430
Duane A. Dewey	---	---	---	---	$6,872	---	$14,700	---	$21,572
Breck W. Tyler	---	---	---	---	---	---	$14,700	---	$14,700
Wayne A. Stevens	---	$6,460	---	---	$7,046	---	$14,700	---	$28,206

(1)

The aggregate incremental cost of Mr. Stevens’ personal use of a company-owned automobile is calculated based on the annual cost to Trust-mark to own and operate the automobile (taking into account depreciation, insurance, taxes, repairs, maintenance and fuel) multiplied by the percentage that Mr. Stevens used the automobile for personal rather than business use.

Grants of Plan-Based Awards for 2011

The following table presents information regarding incentive-based cash bonuses and equity awards granted to the NEOs during or for the year ended December 31, 2011, under Trustmark’s annual management incentive plan (cash) and 2005 Incentive Plan (restricted stock) and in the case of incentive-based awards reflects the amounts that could be earned or received under such awards:

								All Other	All Other
		Estimated Possible Payouts			Estimated Possible Payouts			Stock	Option
		Under Non-Equity Incentive			Under Equity Incentive			Awards:	Awards:	Exercise	Grant Date
		Plan Awards (1)			Plan Awards (2)			Number of	Number of	or Base	Fair Value
								Shares of	Securities	Price of	of Stock
								Stock or	Underlying	Option	and Option
	Equity	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (3)	Options	Awards	Awards (4)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Gerard R. Host		$269,500	$385,000	$577,500	---	---	---	---	---	---	---
	1/25/2011	---	---	---	1,918	10,959	21,918	---	---	---	$453,506
	1/25/2011	---	---	---	---	---	---	5,397	---	---	$137,084
Louis E. Greer		$94,500	$135,000	$202,500	---	---	---	---	---	---	---
	1/25/2011	---	---	---	437	2,499	4,998	---	---	---	$103,414
	1/25/2011	---	---	---	---	---	---	1,231	---	---	$31,267
Duane A. Dewey		$99,225	$141,750	$212,625	---	---	---	---	---	---	---
	1/25/2011	---	---	---	437	2,499	4,998	---	---	---	$103,414
	1/25/2011	---	---	---	---	---	---	1,231	---	---	$31,267
Breck W. Tyler		$84,000	$120,000	$180,000	---	---	---	---	---	---	---
	1/25/2011	---	---	---	437	2,499	4,998	---	---	---	$103,414
	1/25/2011	---	---	---	---	---	---	1,231	---	---	$31,267
Wayne A. Stevens		$83,475	$119,250	$178,875	---	---	---	---	---	---	---
	1/25/2011	---	---	---	437	2,499	4,998	---	---	---	$103,414
	1/25/2011	---	---	---	---	---	---	1,231	---	---	$31,267

(1)	The amounts shown in these columns reflect the minimum possible payment level (threshold) under the awards, which was 70% of the target amount shown, the target payment under the awards and the maximum possible payment under the awards, which was 150% of the target. All of these amounts are percentages of the executive’s 2011 base salary as of March 1, 2011. The actual amount of the award earned by the CEO was recommended by the Committee and approved by the Board on January 24, 2012. The actual amount of the awards earned by the other NEOs were recommended by the Committee and approved by the Bank Board on March 13, 2012. All amounts are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 30.
(2)

Reflects the number of performance-based restricted shares granted on January 25, 2011. The awards vest based on the achievement of target percentages related to ROATE (50%), with vesting up to and including 100%, and TSR (50%), with vesting up to and including 100%, compared to the 2011 peer group. The performance period began January 1, 2011, and continues through December 31, 2013. In the event of the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason if provided in the executive’s employment agreement or a change in control, partial time-weighted performance vesting occurs based on ROATE and TSR through the end of the calendar quarter prior to such event. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%), an additional award of time-based restricted stock (excess shares) will be issued to the NEO if he remains employed for the entire performance period. The number of excess shares issued will equal the number of shares awarded initially to the executive multiplied by the vesting percentage exceeding 100%. Any earned excess shares will be issued during the first 2 1/2 months of 2014 and will vest on the third anniversary of their grant date, if the executive remains employed through such date. Accelerated vesting of these excess shares may also occur based on the occurrence of any of the events noted above. Dividends on any performance-based restricted shares, as well as any excess shares issued, are accumulated and will vest and be paid only when and to the extent the related shares vest, subject to a six-month delay when required by Section 409A.

(3)	Reflects the number of time-based restricted shares granted on January 25, 2011. The awards vest on January 25, 2014, if the executive remains employed through such date. In the event of the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason if provided in the executive’s employment agreement or a change in control, partial time-weighted vesting occurs through the end of the month in which the accelerated vesting event occurred. Dividends on any time-based restricted shares will be accumulated and will vest and be paid only when and to the extent the shares vest, subject to a six-month delay when required by Section 409A.
(4)	The amounts in this column reflect the grant date fair value of the performance-based restricted stock and potential excess shares that may be awarded in the future, computed in accordance with ASC Topic 718, in each case assuming the anticipated maximum performance is achieved, and the grant date fair value of the time-based restricted stock computed in accordance with ASC Topic 718.

Outstanding Equity Awards at 2011 Fiscal Year-End (Option Awards)

The following table presents information regarding all unexercised options held by NEOs at December 31, 2011:

		Option Awards
				Equity Incentive
				Plan Awards:
		Number of	Number of	Number of
		Securities	Securities	Securities
		Underlying	Underlying	Underlying	Option
		Unexercised	Unexercised	Unexercised	Exercise	Option
	Grant Date	Options	Options	Unearned Options	Price	Expiration
Name	(1)	(#)Exercisable	(#)Unexercisable	(#)	($)	Date
Gerard R. Host	4/9/2002	17,000	---	---	$25.46	4/9/2012
	4/15/2003	25,000	---	---	$24.09	4/15/2013
	4/20/2004	25,000	---	---	$27.30	4/20/2014
		67,000	---	---
Louis E. Greer	4/9/2002	4,500	---	---	$25.46	4/9/2012
	4/15/2003	3,500	---	---	$24.09	4/15/2013
	4/20/2004	3,500	---	---	$27.30	4/20/2014
	5/10/2005	3,500	---	---	$28.28	5/10/2012
		15,000	---	---
Duane A. Dewey	8/25/2003	10,000	---	---	$26.52	8/25/2013
	4/20/2004	15,000	---	---	$27.30	4/20/2014
	5/10/2005	15,000	---	---	$28.28	5/10/2012
		40,000	---	---
Breck W. Tyler	4/9/2002	4,500	---	---	$25.46	4/9/2012
	4/15/2003	4,500			$24.09	4/15/2013
	4/20/2004	4,500	---	---	$27.30	4/20/2014
	5/10/2005	4,500	---	---	$28.28	5/10/2012
		18,000	---	---
Wayne A. Stevens	4/9/2002	3,000			$25.46	4/9/2012
	4/15/2003	3,500	---	---	$24.09	4/15/2013
	4/20/2004	3,500	---	---	$27.30	4/20/2014
	5/10/2005	4,500	---	---	$28.28	5/10/2012
		14,500	---	---

(1)	Stock options granted May 10, 2005, under the 2005 Incentive Plan, became exercisable in five equal installments on the annual anniversary of the grant date. Stock options granted prior to 2005 under the 1997 Long-Term Incentive Plan became exercisable in four equal installments on each annual anniversary of the grant date, with the exception of the following, which vested on the fourth anniversary of the grant date: with respect to the stock options granted on April 9, 2002, to Mr. Host – 3,928 shares; with respect to the stock options granted on April 15, 2003, to Mr. Host – 4,151 shares.

Outstanding Equity Awards at 2011 Fiscal Year-End (Stock Awards)

The following table presents information regarding unvested performance-based and time-based restricted stock awards held by NEOs at December 31, 2011. All awards in the table below were granted under the 2005 Incentive Plan.

			Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Gerard R. Host	1/16/2007	(2)	9,000	$	218,610	---		---
	1/22/2008	(3)	9,015	$	218,974	---		---
	3/31/2009	(4)	---		---	2,065	$	50,159
	10/27/2009	(4)	---		---	9,130	$	221,768
	10/27/2009	(5)	2,902	$	70,490	---		---
	12/16/2009	(4)	---		---	8,172	$	198,498
	12/16/2009	(5)	2,119	$	51,471	---		---
	1/26/2010	(6)	---		---	19,286	$	468,457
	1/26/2010	(7)	4,749	$	115,353	---		---
	1/25/2011	(8)	---		---	21,918	$	532,388
	1/25/2011	(7)	5,397	$	131,093	---		---

			33,182	$	805,991	60,571	$	1,471,270
Louis E. Greer	1/16/2007	(2)	3,000	$	72,870	---		---
	1/22/2008	(3)	3,005	$	72,991	---		---
	3/31/2009	(4)	---		---	7,000	$	170,030
	10/27/2009	(5)	1,815	$	44,086	---		---
	1/26/2010	(6)	---		---	5,376	$	130,583
	1/26/2010	(7)	1,324	$	32,160	---		---
	1/25/2011	(8)	---		---	4,998	$	121,401
	1/25/2011	(7)	1,231	$	29,901	---		---

			10,375	$	252,008	17,374	$	422,014
Duane A. Dewey	1/16/2007	(2)	3,000	$	72,870	---		---
	1/22/2008	(3)	3,005	$	72,991	---		---
	3/31/2009	(4)	---		---	5,320	$	129,223
	10/27/2009	(4)	---		---	1,680	$	40,807
	10/27/2009	(5)	1,815	$	44,086	---		---
	1/26/2010	(6)	---		---	5,376	$	130,583
	1/26/2010	(7)	1,324	$	32,160	---		---
	1/25/2011	(8)	---		---	4,998	$	121,401
	1/25/2011	(7)	1,231	$	29,901	---		---

			10,375	$	252,008	17,374	$	422,014
Breck W. Tyler	1/16/2007	(2)	3,000	$	72,870	---		---
	1/22/2008	(3)	3,005	$	72,991	---		---
	3/31/2009	(4)	---		---	3,371	$	81,882
	10/27/2009	(4)	---		---	3,629	$	88,148
	10/27/2009	(5)	1,815	$	44,086	---		---
	1/26/2010	(6)	---		---	5,376	$	130,583
	1/26/2010	(7)	1,324	$	32,160	---		---
	1/25/2011	(8)	---		---	4,998	$	121,401
	1/25/2011	(7)	1,231	$	29,901	---		---

			10,375	$	252,008	17,374	$	422,014
Wayne A. Stevens	1/16/2007	(2)	1,250	$	30,363	---		---
	1/22/2008	(3)	1,252	$	30,411	---		---
	1/27/2009	(4)	---		---	7,000	$	170,030
	1/27/2009	(5)	1,815	$	44,086	---		---
	1/26/2010	(6)	---		---	5,376	$	130,583
	1/26/2010	(7)	1,324	$	32,160	---		---
	1/25/2011	(8)	---		---	4,998	$	121,401
	1/25/2011	(7)	1,231	$	29,901	---		---

			6,872	$	166,921	17,374	$	422,014

(1)	The market value of shares that have not vested is the number of reported shares multiplied by the closing market price of Trustmark’s common stock on December 30, 2011, the last business day of 2011, which was $24.29 per share.
(2)	Reflects the number of excess shares that were issued on February 22, 2010, in connection with the greater than 100% vesting of the performance-based restricted stock award granted on January 16, 2007. These time-based restricted shares will vest on December 17, 2012, if the executive remains employed through such date. Accelerated vesting of these shares may occur based on the executive’s death, disability, retirement at or after age 65 where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason if provided in the executive’s employment agreement or a change in control. Dividends on these shares are accumulated and will vest and be paid only when and to the extent the shares vest, subject to a six-month delay when required by Section 409A.
(3)	Reflects the number of excess shares that were issued on February 22, 2011, in connection with the greater than 100% vesting of the performance-based restricted stock award granted on January 22, 2008. These time-based restricted shares will vest on December 16, 2013, if the executive remains employed through such date. Accelerated vesting of these shares may occur based on the executive’s death, disability, retirement at or after age 65 where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason if provided in the executive’s employment agreement or a change in control. Dividends on these shares are accumulated and will vest and be paid only when and to the extent the shares vest, subject to a six-month delay when required by Section 409A.
(4)	For restricted stock granted on January 27, March 31, October 27 and December 16, 2009, reflects the number of performance-based restricted shares that vested and excess shares that were issued under the award on February 14, 2012. The awards vested based on achievement of ROATE targets, with potential vesting up to and including 100% based on ROATE, and TSR targets, with potential vesting up to and including 100% based on TSR, compared to a group of peer financial institutions over a January 1, 2009, through December 31, 2011, performance period. Because of the achievement of a performance-based vesting level with respect to the ROATE and TSR targets greater than 100% in the aggregate (190% out of a maximum of 200%), an additional award of time-based restricted stock (excess shares) was issued on February 14, 2012. These excess shares will vest on December 16, 2014, if the executive remains employed through such date. Accelerated vesting of these excess shares may occur based on the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason if provided in the executive’s employment agreement or a change in control. Dividends on the initial performance-based restricted stock awards were accumulated and were paid when the initial performance-based restricted stock vested. Dividends on the excess shares issued are accumulated and will vest and be paid only when and to the extent the excess shares vest, subject to a six-month delay when required by Section 409A.
(5)	Reflects time-based restricted stock granted on January 27, October 27 and December 16, 2009. The awards granted on October 27 and December 16, 2009, were originally approved on January 27, 2009, but the grant dates were delayed pending final guidance, management and legal reviews of TARP restrictions and limitations. These awards vested 100% on January 27, 2012, if the executive remained employed through such date. Accelerated vesting could have occurred based on the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination was not present, termination by Trustmark without cause, termination by the executive for good reason if provided in the executive’s employment agreement or a change in control. Dividends on the shares were accumulated and vested and were paid when the shares vested.
(6)

For awards granted on January 26, 2010, reflects the maximum number of performance-based restricted shares and excess shares granted, based on the currently anticipated performance vesting under the awards. The awards vest based on achievement of ROATE targets, with vesting up to and including 100% based on ROATE, and TSR targets, with vesting up to and including 100% based on TSR, compared to a group of peer financial institutions over a January 1, 2010, through December 31, 2012, performance period, if the executive remains employed through the end of the performance period. Partial time-weighted performance vesting occurs based on ROATE and TSR through the end of the calendar quarter prior to the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason if provided in the executive’s employment agreement or a change in control. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, then an additional award of time-based restricted stock (excess shares) will be issued in the first 2 1/2 months after the end of the performance period equal to the number of shares awarded initially to that executive multiplied by the vesting exceeding 100%. Any such awarded excess shares will vest on the third anniversary of their grant date, if the executive remains employed through such date. Accelerated vesting of these excess shares may also occur based on the occurrence of any of the events noted above. Dividends on any performance-based restricted shares, as well as any excess shares issued, are accumulated and will vest and be paid only when and to the extent the related shares vest, subject to a six-month delay when required by Section 409A.

(7)	Reflects time-based restricted stock granted, which vests 100% on the third anniversary of the grant date, if the executive remains employed through such date. Accelerated vesting may occur based on the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason if provided in the executive’s employment agreement or a change in control. Dividends on the shares are accumulated and will vest and be paid only when and to the extent the shares vest, subject to a six-month delay when required by Section 409A.
(8)	For awards granted on January 25, 2011, reflects the maximum number of performance-based restricted shares and excess shares granted, based on the currently anticipated performance vesting under the award. See footnote (2) to the Grants of Plan-Based Awards for 2011 table on page 32 for discussion of the vesting schedule of these awards of performance-based restricted shares and potential excess shares.

Option Exercises and Stock Vested for 2011

The following table presents information regarding stock options exercised and restricted stock that vested during 2011 for each of the NEOs:

	000,00	000,00	000,00	000,00
	Option Awards (1)		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting (2)	on Vesting (3)
Name	(#)	($)	(#)	($)
Gerard R. Host	---	---	15,090	$ 351,015
Louis E. Greer	---	---	3,680	$ 87,022
Duane A. Dewey	---	---	5,030	$ 117,005
Breck W. Tyler	---	---	5,030	$ 117,005
Wayne A. Stevens	---	---	2,096	$ 48,756

(1)	None of the NEOs exercised stock options during 2011.
(2)	Represents the total number of restricted shares that vested during 2011, without taking into account any shares that may have been surrendered or withheld for applicable tax obligations.
(3)	Value realized is the gross number of shares multiplied by the closing market price of Trustmark’s common stock on the date of vesting.

Pension Benefits for 2011

The Trustmark Capital Accumulation Plan and the Executive Deferral Plan are discussed in more detail under “Trustmark Capital Accumulation Plan” on page 25 and “Executive Deferral Plan,” beginning on page 25. The following table shows the present value at December 31, 2011, of accumulated benefits payable to each NEO, including the number of years of service credited, under each of the Trustmark Capital Accumulation Plan and the Executive Deferral Plan, determined using interest rate and mortality rate assumptions included in Note 14 to Trustmark’s audited financial statements for the year ended December 31, 2011, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 27, 2012:

		Number of Years	Present Value of	Payments During
		Credited Service (1)	Accumulated Benefit (2)(3)	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Gerard R. Host	Trustmark Capital Accumulation Plan	28	$ 381,352	---
	Executive Deferral Plan	19	$ 2,833,999	---
Louis E. Greer	Trustmark Capital Accumulation Plan	25	$ 255,694	---
	Executive Deferral Plan	13	$ 708,500	---
Duane A. Dewey	Trustmark Capital Accumulation Plan	8	$ 69,033	---
	Executive Deferral Plan	8	$ 641,420	---
Breck W. Tyler	Trustmark Capital Accumulation Plan	22	$ 246,032	---
	Executive Deferral Plan	11	$ 601,331	---
Wayne A. Stevens	Trustmark Capital Accumulation Plan	26	$ 152,408	---
	Executive Deferral Plan	8	$ 392,770	---

(1)	Actual years of service as a Trustmark associate for each NEO is as follows: Host – 27, Greer – 24, Dewey – 8, Tyler – 21 and Stevens – 25. Effective May 15, 2009, benefits under the Trustmark Capital Accumulation Plan were frozen. Thus, NEOs will not earn additional benefits after May 15, 2009, except for interest as required by IRS regulations. For purposes of the Executive Deferral Plan, NEOs normally receive one year of credited service for every 12 months of employment with Trustmark since commencement of participation in the plan. For purposes of calculating years of credited service for the Trustmark Capital Accumulation Plan, NEOs received one year of credited service for every calendar year in which they worked 1,000 hours (but disregarding hours of service after May 15, 2009, due to the benefit accrual freeze under the plan). Therefore, number of years of credited service as an associate and years of credited service for the Trustmark Capital Accumulation Plan and the Executive Deferral Plan may differ. Also, since the date of entry into the Executive Deferral Plan could be subsequent to the date of entry into the Trustmark Capital Accumulation Plan, the number of years of credited service for each plan may be different depending on each respective date of entry. This table assumes the entire service period was completed under the benefit formula that was effective for service through December 31, 2011, and thereafter, subject to the benefit accrual freeze as of May 15, 2009.
(2)	Includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested.
(3)	The present value of accumulated benefit is based on converting the lump sum attributable to credits earned to date to an annuity payable at retirement age, which is then discounted back to December 31, 2011.

Non-Qualified Deferred Compensation for 2011

Trustmark’s non-qualified deferred compensation plan is discussed in more detail under “Non-Qualified Deferred Compensation Plan” on page 26. The following table presents information relating to each NEO’s participation in the plan:

	Executive	Trustmark	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in	Withdrawals/	at Last Fiscal
	Last Fiscal Year (1)	Last Fiscal Year	Last Fiscal Year (2)	Distributions	Year-End (3)
Name	($)	($)	($)	($)	($)
Gerard R. Host	---	---	$ (113,428)	---	$ 1,334,253
Louis E. Greer	---	---	$ (3,448)	---	$ 40,243
Duane A. Dewey	$ 37,313	---	$ 479	---	$ 189,627
Breck W. Tyler	$ 130,210	---	$ (53,614)	---	$ 536,893
Wayne A. Stevens	---	---	$ (413)	---	$ 3,606

(1)	All amounts are reported as 2011 salary for the NEO in the Summary Compensation Table on page 30.
(2)	The amounts in this column consist of investment gains for 2011 and do not include any above-market earnings.
(3)	Of the amounts disclosed in this column, the following amounts were previously reported as compensation to the NEO in a Summary Compensation Table prior to 2011: Host – $1,215,390, Greer – $22,500, Dewey – $151,164 and Tyler – $115,527.

Potential Payments Upon Termination or Change in Control

As discussed above, Trustmark’s executive compensation programs, plans and agreements provide for payments to the NEOs in the event of certain terminations of employment or upon a change in control of Trustmark. The following table describes the potential payments that would be made to each of the NEOs in various termination and change in control scenarios based on compensation, benefit and equity levels in effect on December 31, 2011. The amounts shown are estimates, and assume that the termination or change in control event occurred on December 31, 2011. The actual amounts to be paid can only be determined at the time of an NEO’s actual termination of employment or an actual change in control of Trustmark.

In accordance with SEC regulations, the following table does not report any amount to be provided to an NEO that does not discriminate in scope, terms or operation in favor of Trustmark’s executive officers and which is available generally to all salaried employees, and excludes (i) amounts accrued through December 31, 2011, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under the Trustmark Capital Accumulation Plan, Executive Deferral Plan, NQDC Plan and 401(k) plan and (iii) already vested equity awards.

		Non-CIC	CIC
		Termination by Company	Termination by Company
		Without Cause or	Without Cause or
		by Executive for Good	by Executive for Good
		Reason under Employment	Reason under Employment
Name	Incremental Compensation and Benefit Payments	Agreement`	Agreement
Gerard R. Host (1)	Severance	---	$ 817,809
	Covenant Payment (2)	$ 1,635,618	$ 976,767
	Stock Options – Accelerated Vesting (3)	---	---
	Restricted Stock – Accelerated Vesting (3)(4)	$ 1,162,382	$ 1,162,382
	Executive Deferral Plan (5)(6)	---	---
	Health & Welfare Benefits (7)	$ 38,162	$ 57,244

	Totals	$ 2,836,162	$ 3,014,202
Louis E. Greer	Severance	---	---
	Covenant Payment	---	---
	Stock Options – Accelerated Vesting (3)	---	---
	Restricted Stock – Accelerated Vesting (3)(4)	$ 371,652	$ 371,652
	Executive Deferral Plan (5)(6)	---	---
	Health & Welfare Benefits	---	---

	Totals	$ 371,652	$ 371,652
Duane A. Dewey	Severance	---	---
	Covenant Payment	---	---
	Stock Options – Accelerated Vesting (3)	---	----
	Restricted Stock – Accelerated Vesting (3)(4)	$ 371,652	$ 371,652
	Executive Deferral Plan (5)(6)	---	$ 160,355
	Health & Welfare Benefits	---	---

	Totals	$ 371,652	$ 532,007
Breck W. Tyler	Severance	---	---
	Covenant Payment	---	---
	Stock Options – Accelerated Vesting (3)	---	---
	Restricted Stock – Accelerated Vesting (3)(4)	$ 371,652	$ 371,652
	Executive Deferral Plan (5)(6)	---	---
	Health & Welfare Benefits	---	---

	Totals	$ 371,652	$ 371,652
Wayne A. Stevens	Severance	---	---
	Covenant Payment	---	---
	Stock Options – Accelerated Vesting (3)	---	---
	Restricted Stock – Accelerated Vesting (3)(4)	$ 284,026	$ 284,026
	Executive Deferral Plan (5)(6)	---	$ 98,193
	Health & Welfare Benefits	---	---

	Totals	$ 284,026	$ 382,219

(1)	If during the term of his employment agreement, Mr. Host’s employment is terminated due to disability or if he dies, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of a time-weighted pro-rata share of his annual bonus target amount for that year ($385,000 for 2011), in addition to accrued but unpaid compensation to date of termination.
(2)	Payments pursuant to Mr. Host’s employment agreement in consideration of covenants relating to confidentiality and two-year non-solicitation and non-competition commitments. Payment amounts shown for Mr. Host are reduced, pursuant to his employment agreement, to the maximum amount which may be paid without triggering a golden parachute excise tax under Section 280G of the Internal Revenue Code.
(3)	Under a change in control without termination of employment, the executive is entitled to the accelerated vesting of any unvested stock options and a pro-rata portion of his unvested restricted stock, based on actual service in the case of time-based restricted stock and actual performance in the case of performance-based restricted stock (but including 100% of any excess shares issued for completed performance periods). The value of stock options is based on the spread between the closing market price of $24.29 per share as of December 30, 2011, the last business day of 2011, and the applicable exercise price for each option. None of the NEOs held any unvested stock options as of December 31, 2011 and, therefore, no incremental value has been attributed to accelerated vesting of options. The value of the restricted stock upon vesting is also based on the closing market price of $24.29 as of December 30, 2011. No other incremental compensation or benefits are payable in such change in control event.
(4)	Upon death or disability, retirement at age 65 or older where cause for termination is not present (with consent of the Committee in the case of awards granted after 2008), termination by Trustmark not for cause or termination by the executive for good reason if provided in the executive’s employment agreement, the executive is entitled to accelerated vesting of a pro-rata portion of his unvested restricted stock, based on actual service in the case of time-based restricted stock and actual performance in the case of performance-based restricted stock (but including 100% of any excess shares issued for completed performance periods).

(5)	Upon death, an incremental pre-retirement death benefit may be payable to the executive’s beneficiary under the Executive Deferral Plan.
(6)	Upon termination within three years following a change in control, the incremental Executive Deferral Plan benefit amount is equal to the present value difference between the benefit at normal retirement date and the deferred benefit accrued to date, calculated by adding five years of service, up to a maximum of ten total years of participation. The actuarial assumptions used to calculate the incremental benefit are the same as the assumptions in the Pension Benefits for 2011 table using a 4.0% rate for present value computations. Messrs. Host, Greer and Tyler were already fully vested as of December 31, 2011, and did not receive any incremental benefits from this provision. Messrs. Dewey and Stevens were each awarded two additional years of service, which resulted in the incremental benefits shown in the table.
(7)	Mr. Host is entitled to 24 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination if his employment is terminated by Trustmark without cause or if he resigns for good reason, and to 36 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination upon such events in the case of a change in control.

Human Resources Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee, as listed below, recommended to the Audit and Finance Committee, acting on behalf of the Board, that the Compensation Discussion and Analysis be included in this proxy statement.

John M. McCullouch (Chairman)	Daniel A. Grafton
Adolphus B. Baker	R. Michael Summerford

Human Resources Committee Interlocks and Insider Participation

The following directors served on Trustmark’s Human Resources Committee during 2011: John M. McCullouch (Chairman), Adolphus B. Baker, Daniel A. Grafton and R. Michael Summerford. No current or former executive officer or associate of Trustmark or any of its subsidiaries currently serves or has served as a member of the Human Resources Committee or has been involved in any related party transaction, as discussed in the section beginning on page 41.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that Trustmark’s shareholders have the opportunity to provide an advisory vote to approve Trustmark’s executive compensation as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. Accordingly, Trustmark’s shareholders are hereby given the opportunity to cast an advisory vote to approve or not approve the compensation of Trustmark’s named executive officers as described above, by voting for or against this proposal.

The Human Resources Committee and Board have designed Trustmark’s executive compensation to recruit, retain and motivate employees who play a significant role in the organization’s current and future success. Trustmark, through the Human Resources Committee and the Board and the contributions of an outside compensation consultant, structures executive compensation to motivate these employees to maximize shareholder value by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. For a full description of these executive compensation practices, please see the description provided under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” and the tabular disclosure of NEO compensation and related disclosures that follow.

Trustmark believes that its executive compensation and compensation practices and policies are reasonable in comparison to its peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interest of shareholders and are necessary to attract and retain experienced, highly qualified executives important to Trustmark’s long-term success and the enhancement of shareholder value. The Board believes that Trustmark’s executive compensation achieves these objectives, and, therefore, recommends that shareholders vote “for” the proposal.

Because this vote is advisory, it will not be binding on the Board and will not be construed as overruling any decision made by the Board. The Human Resources Committee and the Board will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so. Pursuant to the vote of Trustmark’s shareholders at the 2011 Annual Meeting of Shareholders, Trustmark will conduct an advisory vote to approve executive compensation on an annual basis. The next advisory vote to approve executive compensation will occur at the 2013 Annual Meeting of Shareholders.

The Board recommends that shareholders vote “for” this proposal to provide advisory approval of Trustmark’s executive compensation.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board, based on the recommendation of the Audit and Finance Committee, has engaged KPMG as Trustmark’s independent auditors since April 29, 2002, and has reaffirmed KPMG’s engagement as the independent auditors for the fiscal year ending December 31, 2012. The Board recommends that shareholders vote in favor of ratifying the selection of KPMG. If shareholders do not ratify the selection of KPMG, the Audit and Finance Committee will consider a change in independent auditors for the next year.

Representatives of KPMG are expected to be present at the annual meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions during the period generally allotted for questions at the meeting.

The Board recommends that shareholders vote “for” ratification of the selection of KPMG as Trustmark’s independent auditors.

AUDIT AND FINANCE COMMITTEE REPORT

Trustmark’s Audit and Finance Committee, which conducts the usual and necessary activities in connection with the audit functions of Trustmark, held five meetings during 2011. The Committee reviewed and discussed with management and KPMG the consolidated audited financial statements as of and for the three years ended December 31, 2011. The Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the audit committee concerning independence, and discussed the independence of KPMG. Based on this review, the Committee recommended to the Board that the consolidated audited financial statements be included in Trustmark’s Annual Report on Form 10-K for the year ended December 31, 2011.

None of the following members of Trustmark’s Audit and Finance Committee serve on the audit committee of another company, and all are independent directors as defined by NASDAQ Listing Rules:

R. Michael Summerford (Chairman)	Richard H. Puckett
David H. Hoster II	LeRoy G. Walker, Jr.

The Board has determined that R. Michael Summerford qualifies as a financial expert pursuant to requirements of the SEC.

Accounting Fees

The following list presents the fees for professional audit services rendered by KPMG for the audit of Trustmark’s consolidated financial statements for the fiscal years ended December 31, 2011, and December 31, 2010, and fees billed for other services rendered by KPMG during those periods. All services reflected below for 2011 and 2010 were pre-approved in accordance with the policy of the Audit and Finance Committee. Information related to audit fees for 2011 includes amounts billed through December 31, 2011, and additional amounts estimated to be billed for the 2011 period for audit services rendered.

(1)	Audit Fees – Audit fees include fees for professional services in connection with the audit of Trustmark’s consolidated financial statements, audit of internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services provided by KPMG in connection with statutory and regulatory filings. Audit fees for 2011 and 2010 were $715,000 and $700,000, respectively.
(2)	Audit-Related Fees – Audit-related fees include fees for professional services in connection with Trustmark’s SAS 70 examination, acquisition activity and other various assurance services. Audit-related fees for 2011 and 2010 were $176,568 and $141,906, respectively.
(3)	Tax Fees – Tax fees for tax-related consulting services were $9,690 in 2011. KPMG did not provide tax services during 2010.
(4)	All Other Fees – KPMG did not bill Trustmark for other services during 2011 or 2010.

Pre-Approval Policy

The Audit and Finance Committee has adopted a policy that sets forth guidelines and procedures for the pre-approval of services to be performed by the independent auditors, as well as the fees associated with those services. Annually, the Committee reviews and establishes the types of services and fee levels to be provided by the independent auditors. Any additional services or fees in excess of the approved amount require specific pre-approval by the Committee. The Committee has delegated to its Chairman the authority to evaluate and approve services and fees in the event that pre-approval is required between meetings. If the Chairman grants such approval, he will report that approval to the full Committee at its next meeting. Non-audit services, as prohibited by the SEC, are likewise prohibited under the Committee’s pre-approval policy.

RELATED PARTY TRANSACTIONS

The Bank made a payment of approximately $275,000 in 2011 to Bloomfield Equities, LLC, for the naming rights to the Mississippi Braves AA Baseball Stadium, known as “Trustmark Park.” Ninety percent (90%) of Bloomfield Equities, LLC, is owned indirectly by director William G. Yates III and his family. The dollar value of Mr. Yates III’s interest in the transaction was approximately $81,751. The collective dollar value of this transaction to the Yates family was approximately $247,500. The Bank expects to make a payment of $275,000 in 2012 to Bloomfield Equities, LLC, for the naming rights to Trustmark Park. The specific dollar value of Mr. Yates III’s interest in the 2012 transaction is not known at this time.

In addition, Trustmark purchased a $15,000 sponsorship from Spectrum Events, LLC, for college baseball games played at Trustmark Park in 2011 and leased a billboard from Spectrum Advertising, LLC, for $2,000 per month for 2011. Thirty-three percent (33%) of Spectrum Capital, LLC, which wholly owns Spectrum Events, LLC, and Spectrum Advertising, LLC, is owned directly by director William G. Yates III, while his family and a family trust own the remaining 67%. Spectrum Capital, LLC also wholly owns Magnolia Properties, LLC, which owns a 90% interest in Bloomfield Equities, LLC. The dollar value of Mr. Yates III’s interest in these transactions is approximately $13,000. The collective dollar value of these transactions to the Yates family is approximately $39,000. Trustmark expects to pay a $17,500 sponsorship to Spectrum Events, LLC for college baseball games played at Trustmark Park in 2012, and to lease a billboard from Spectrum Advertising, LLC, for $2,000 per month for 2012.

During 2011, W.G. Yates & Sons Construction Company (WGY&S), which is wholly-owned by Mr. Yates III and his family, and for which Mr. Yates III serves as President and CEO, paid premiums for employee benefits insurance policies to third party insurance companies, for which Fisher Brown Bottrell Insurance, Inc. (Fisher Brown Bottrell), a subsidiary of the Bank, received commissions of $231,531 from such insurance companies for placing the policies. Trustmark believes the premiums and the terms of the insurance policies are no more favorable than could be obtained from a non-related party in an arms-length transaction. Fisher Brown Bottrell continues to serve as insurance agent for these policies for WGY&S in 2012. The dollar value of Mr. Yates III’s interest in this transaction is not known at this time.

The Bank also made loans to directors, executive officers, principal shareholders and their related interests in 2011 and continues to do so in 2012. Such loans were made in the course of ordinary business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.

Trustmark’s Audit and Finance Committee has adopted and manages a written policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions. The policy generally provides that Trustmark may enter into a related party transaction only if the Audit and Finance Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or the transaction involves compensation approved by the Human Resources Committee. A Related Party is (i) an executive officer, director or nominee for director of Trustmark, (ii) a shareholder owning in excess of 5% of Trustmark’s outstanding equity securities, (iii) a person who is an immediate family member of someone listed in (i) or (ii), or (iv) any firm, corporation or other entity in which anyone listed in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

In the event management determines to recommend a related party transaction to the Audit and Finance Committee, the Committee reviews and either approves or disapproves such transaction. At subsequent Committee meetings, as necessary, management updates the Committee as to any material change to a proposed or approved related party transaction. The Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of Trustmark and its shareholders, as the Committee determines in good faith. The Committee considered and pre-approved the 2011 and 2012 payments, as applicable, to Bloomfield Equities, LLC, Spectrum Events, LLC, and Spectrum Advertising, LLC, and, therefore, to Mr. William G. Yates III, as well as the business relationship between Fisher Brown Bottrell and WGY&S.

PROPOSALS OF SHAREHOLDERS

Shareholders may submit proposals to be considered at the 2013 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the SEC. Any shareholder intending to propose a matter for consideration at Trustmark’s 2013 Annual Meeting of Shareholders must submit such proposal in writing to the Secretary of Trustmark no later than February 13, 2013; however, in order to be considered for inclusion in Trustmark’s proxy statement for the 2013 Annual Meeting of Shareholders, the proposal must meet the requirements of SEC Rule 14a-8 and be submitted to the Secretary of Trustmark no later than November 30, 2012. In addition, the proxy solicited by the Board for the 2013 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Trustmark has not received notice of such proposal by February 13, 2013.

AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Tuesday, May 8, 2012:

This proxy statement, a form of the proxy card and Trustmark’s 2011 Annual Report to Shareholders are available at www.trustmark.com under Investor Relations/Annual Meeting of Shareholders.

P.O. BOX 291 JACKSON, MS 39205-0291

VOTE BY INTERNET - www.proxyvote.com

Shareholders may use the Internet to transmit their voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. To vote online, have the proxy card in hand, access the website above, and follow the instructions given.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Trustmark Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Shareholders may use any touch-tone telephone to transmit their voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. To vote by telephone, have the proxy card in hand, call the toll-free number above, and follow the instructions given.

VOTE BY MAIL

Shareholders should mark, sign, and date their proxy card and return it in the postage-paid envelope provided or return it to Trustmark Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M44394-P24307	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                                       DETACH AND RETURN THIS PORTION ONLY

TRUSTMARK CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Items of Business
1.	Election of Directors - To elect a board of nine directors to hold office for the ensuing year or until their successors are elected and qualified.	☐	☐	☐

Nominees:

01) Adolphus B. Baker 06) Richard H. Puckett
02) Daniel A. Grafton 07) R. Michael Summerford
03) Gerard R. Host 08) LeRoy G. Walker, Jr.
04) David H. Hoster II 09) William G. Yates III
05) John M. McCullouch

						For	Against	Abstain
2.	Advisory Vote to approve Executive Compensation – To provide advisory approval of Trustmark’s executive compensation.					☐	☐	☐

3.	Ratification of Selection of Independent Auditors - To ratify the selection of KMPG LLP as Trustmark Corporation’s independent auditors for the fiscal year ending December 31, 2012.					☐	☐	☐
4.	To transact such other business as may properly come before the meeting.

Instruction for Cumulative Voting for Directors: To cumulate votes for directors, do NOT mark “For All”, “Withhold All” or “For All Except” above, but check this box and specify the method of cumulative voting on the reverse side of this card in the section called “Cumulative Voting Instructions/Comments” by writing the number of shares of Common Stock to be voted for the individual nominee(s) and the number(s) of the nominee(s). Cumulative voting can only be processed by using the proxy card method of voting.

☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2011 Annual Report to Shareholders are available at

www.trustmark.com under Investor Relations/Annual Meeting of Shareholders.

M44395-P24307

TRUSTMARK CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

May 8, 2012

The shareholder(s) hereby appoint(s) Daniel A. Grafton and R. Michael Summerford, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Trustmark Corporation that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held in the Trustmark Ballroom at the Jackson Convention Complex, located at 105 Pascagoula Street, Jackson, Mississippi, on Tuesday, May 8, 2012, at 9:00 a.m. Central Time.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, “FOR” APPROVAL OF TRUSTMARK’S EXECUTIVE COMPENSATION, AND “FOR” RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR VOTE BY INTERNET OR TELEPHONE (SEE REVERSE SIDE FOR MORE INFORMATION).

Cumulative Voting Instructions/Comments:

(For any Cumulative Voting Instructions/Comments noted above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE